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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) March 18, 1999

                               THE AES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

       DELAWARE                       0-19281                    54-1163725
(State of incorporation       (Commission File Number)         (IRS Employer
    or organization)                                         Identification No.)


                             1001 NORTH 19TH STREET
                               ARLINGTON, VA 22209
    (Address, including zip code of Registrant's principal Executive Offices)

       Registrant's Telephone Number, Including Area Code: (703) 522-1315

                                 NOT APPLICABLE
          (Former Name or Former Address, if changed since last report)


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ITEM 5. OTHER EVENTS

      This Current Report on Form 8-K includes the Discussion and Analysis of Financial Condition and Results of Operations filed under Item 5 and the 1998 consolidated financial statements of The AES Corporation filed under Item 7.

    DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The AES Corporation (AES or the Company) is a global power company committed to serving the world's needs for electricity in a socially responsible way. Electricity sales accounted for 97% of total revenues during 1998 and 94% during 1997. Other sales arise from the sale of steam and other commodities related to the Company's cogeneration operations. Service revenues represent fees earned in connection with wholesale power services, and operating and construction services provided by AES to its affiliates.

     The majority of the Company's revenues represent sales of electricity to customers (generally electric utilities or regional electric companies) for further resale to end users. This is referred to as the electricity "generation" business. AES's generation business represented 58% of total revenues for 1998 compared to 74% for 1997. Sales by these generation companies are usually made under long-term contracts from power plants owned by the Company's subsidiaries and affiliates, although in certain instances, the Company sells directly into regional wholesale electricity markets without a contract. The Company owns new plants constructed for such purposes ("greenfield" plants) as well as existing power plants acquired through competitively bid privatization initiatives or negotiated acquisitions.

     In its generation business, AES now operates and owns (entirely or in part) a diverse portfolio of electric power plants (including those within the integrated distribution companies discussed below) with a total capacity of 24,076 megawatts (MW). Of that total, 29% are fueled by coal or petroleum coke, 24% are fueled by natural gas, 33% are hydroelectric facilities, 6% are fueled by oil, and the remaining 8% are capable of using multiple fossil fuels. Of the total MW, 5,025 (nine plants) are located in the United States, 817 (eight plants) are in China, 1,281 (three plants) are in Hungary, 6,456 (forty-one plants) are in Brazil, 1,818 (five plants) are in the UK, 885 (six plants) are in Argentina, 5,384 (seven plants) are in Kazakhstan (including 4,000 MW attributable to Ekibastuz which currently has a reliable capacity of approximately 25%), 210 (one plant) are in the Dominican Republic, 110 (one plant) are in Canada, 695 (two plants) are in Pakistan, 405 (one plant) are in the Netherlands, 288 (one plant) are in Australia, 420 (one plant) are in India (operational control in 1999) and 282 (three plants) are in Panama (acquired in 1999).

     AES is also currently in the process of adding approximately 5,254 MW to its operating portfolio by constructing several new plants. These include a 180 MW coal-fired plant and a 700 MW natural gas-fired plant in the United States, a 600 MW natural gas-fired plant in Brazil, a 2,100 MW coal-fired plant in China, an 830 MW natural gas-fired plant in Argentina, a 360 MW coal-fired plant in England and a 484 MW natural gas-fired plant in Mexico.

     As a result, AES's total MW of the 96 power plants in operation or under construction is approximately 29,330 MW and net equity ownership (total MW adjusted for the Company's ownership percentage) represents approximately 19,819 MW.

     Because of the significant complexities associated with building new electric generating plants, construction periods often range from two to five years, depending on the technology and location. AES currently expects that projects now under construction will reach commercial operation and begin to sell electricity at various dates through the year 2002. The completion of each plant in a timely manner is generally supported by a guarantee from the plant's construction contractor, although in certain cases, AES has assumed the risk of satisfactory construction completion. However, it remains possible, due to changes in the economic, political, technological, regulatory or logistical circumstances involving each individual plant, that commercial operations may be delayed in certain cases.

     AES also sells electricity directly to end users such as commercial, industrial, governmental and residential customers. This is referred to as the electricity "distribution" business. AES's distribution business represented 39% of total revenues for 1998 compared to 20% for 1997. Electricity sales by AES's distribution businesses are generally made pursuant to the provisions of long-term electricity sale concessions granted by the appropriate governmental authority as part of the original privatization of each distribution company. In certain cases, these distribution companies are "integrated", in that they also own electric power plants for the purpose of generating a portion of the electricity they sell. Each distribution company also purchases, in varying proportions, electricity from third party wholesale suppliers, including in certain cases, other subsidiaries of the Company.

     AES has majority ownership in three distribution companies in Argentina, one in Brazil and one in El Salvador, a heat and electricity distribution business in Kazakhstan, one in the Republic of Georgia (operational control in
1999), and less than majority ownership in three additional distribution companies in Brazil. These ten companies serve a total of approximately 13.2 million customers with sales exceeding 63,000 gigawatt hours. On a net equity basis, AES's ownership represents approximately 3 million customers and sales exceeding 22,000 gigawatt hours.

     AES continues to believe that there is significant demand for more efficiently operated electricity generation and distribution businesses. As a result, and guided by its commitment to serve the world's needs for electricity, AES is pursuing additional greenfield development projects and acquisitions in many countries. Several of these, if consummated, would require the Company to obtain substantial additional financing, including both debt and equity financing.

     AES is also currently in the process of completing several acquisitions, including its agreement to acquire six coal-fired generating plants totaling approximately 1,400 MW from NGE Generation, Inc., an affiliate of New York State Electric and Gas Corporation, and its agreement to acquire the outstanding shares of Cilcorp, Inc. an integrated distribution company in Illinois.

     Certain subsidiaries and affiliates of the Company (domestic and non-U.S.) have signed long-term contracts or made similar arrangements for the sale of electricity and are in various stages of developing the related greenfield power plants. There exist substantial risks to their successful completion, including, but not limited to, those relating to failures of siting, financing, construction, permitting, governmental approvals or termination of the power sales contract as a result of a failure to meet certain milestones. As of December 31, 1998, capitalized costs for projects under development and in early stage construction were approximately $144 million. The Company believes that these costs are recoverable; however, no assurance can be given that changes in circumstances related to individual projects will not occur or that any of these projects will be completed and reach commercial operation.

     AES has been successful in growing its business and serving additional customers by participating in competitive bidding under privatization initiatives and other asset sales and has been particularly interested in acquiring existing businesses or assets in electricity markets that are promoting competition and eliminating rate of return regulation. In such privatizations, sellers generally seek to complete competitive solicitations in less than one year, much quicker than the time periods associated with greenfield development and construction, and require payment in full on transfer. AES believes that its experience in competitive markets and its worldwide integrated group structure (with its significant geographic coverage and presence) enable it to react quickly and creatively in such situations.

     Because of this relatively quick process or other considerations, it may not always be possible to arrange "project financing" (the Company's historically preferred financing method, which is discussed further under "Capital Resources, Liquidity and Market Risk") for specific potential acquisitions. Additionally, as in the past, certain acquisitions or the commencement of construction on several greenfield developments would potentially require the Company to obtain substantial additional financing including both debt and equity. As a result, and in order to enhance its financial capabilities to respond to these more accelerated opportunities, the Company maintains a $600 million revolving line and letter of credit facility (the Revolver). AES also maintains a "universal shelf" registration statement with the SEC which allows for the public issuance of various additional debt and preferred or common equity securities, either individually or in combination, and which currently represents approximately $900 million in unused potential proceeds from the issuance of public securities.

RESULTS OF OPERATIONS

REVENUES. Total revenues increased $987 million (70%) to $2,398 million from 1997 to 1998 after increasing $576 million (69%) to $1,411 million from 1996 to 1997. The increase in 1998 primarily reflects the acquisition of controlling interests in two distribution companies, Clesa and Edelap, three electricity generating plants at Southland, a full year of operations at Eden, Edes, Sul, Los Mina, Altai and Lal Pir, and the commencement of commercial operations at Pak Gen, Barry, Hefei, and Jiaozou, offset in part by lower revenues at
Ekibastuz. The increase in 1997 primarily reflects the acquisition of controlling interests in the distribution companies Eden, Edes, and Sul and electricity generating plants at Altai and Los Mina, a full year of operations at Tisza and Ekibastuz, service revenue associated with construction at Elsta, and the start of commercial operations at Lal Pir.

     The nature of most of the Company's generating businesses is such that each power plant generally relies on one power sales contract with a single electric customer for the majority, if not all, of its revenues. The prolonged failure of any significant customer to fulfill its contractual payment obligations in the future could have a substantial negative impact on AES's results of operations. The Company has sought to reduce this risk, where possible, by entering into power sales contracts with customers who have their debt or preferred securities rated "investment grade", or by obtaining sovereign government guarantees of the purchaser's obligations, as well as by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

     However, AES does not limit its business solely to the most developed countries or economies, nor only to those countries with investment grade sovereign credit ratings. In certain locations, particularly developing countries or countries that are in a transition from centrally planned to market oriented economies, the electricity purchasers, both wholesale and retail, may experience difficulty in meeting contractual payment obligations. AES has recorded a provision for uncollectible amounts of $22 million for 1998 associated with receivables arising from the Company's operations in the Dominican Republic and Kazakhstan, and $17 million and $20 million for 1997 and 1996, respectively, associated with receivables arising from the Company's operations in Kazakhstan. There can be no assurance of the ultimate collectibility of these amounts owed to the Company.

     A portion, and in certain cases all, of the electricity sales from several plants is not subject to a contract and is available for sale, when economically advantageous, in the relevant spot electricity market. The prices paid for electricity in the spot markets may be volatile and are dependent on the behavior of the local economy, including the demand for, and retail price of, electricity and the competitive price and availability of power from other suppliers.

     Electricity sales by AES's distribution businesses are made pursuant to provisions of long-term electricity sales concession agreements ranging in remaining length from 18 to 93 years. Each business is generally authorized to charge its customers a tariff for electric services which consists of two components: an energy expense pass-through component and an operating cost component. Both components are established as part of the original grant of the concession for certain initial periods (ranging from four to eight years remaining). Beginning subsequent to the initial periods, and at regular intervals thereafter, the concession grantor has the authority to review the costs of the relevant business to determine the inflation adjustment (or other similar adjustment factor), if any, to the operating cost component (the "Adjustment Escalator") for the subsequent regular interval. This review can result in an Adjustment Escalator that has a positive, zero or negative value. To date, the Company has not reached the end of the initial tariff periods in any of its distribution businesses. As a result, there can be no assurance as to the effects, if any, on its future results of operations of potential changes to the Adjustment Escalator.

     As stated above, the electricity sales concessions provide for an annual adjustment to the tariff, resulting in adjustments based on several factors including inflation increases as measured by different agreed upon indices. In certain situations, there is also an explicit adjustment to a portion of the tariff that reflects changes, either entirely or in part, in exchange rates between the local currency and the U.S. Dollar. Such adjustments are made in arrears at various regular intervals, and in certain cases, requests for interim adjustments are permitted.

     However, if the relevant foreign currency were to experience a sudden or severe devaluation relative to the U.S. Dollar (the Company's reporting currency), such as occurred to the Brazilian Real in January 1999, because of the in arrears nature of the respective adjustment in the tariff or because of the potential delays or magnitude of the resulting local currency inflation of the tariff, the future results of operations of AES's distribution companies in that country could be adversely affected. Depending on the duration or severity of such devaluation, the future results of operations of AES may also be adversely affected.

     In Brazil, AES has interests in four distribution companies or integrated utilities (the Brazilian Businesses). These distribution companies have long-term concession agreements which, although varying in term, have substantially similar clauses providing for tariff adjustments based on certain specific events or circumstances. These adjustments occur annually (at different times) for each Brazilian Business and, in certain instances, in response to specific requests for adjustment. Adjustments to the tariff rates during the annual proceedings are designed to reflect, among others, (i) increases in the inflation rate as represented by a Brazilian inflation index (IGPM), and (ii) increases in specified operating costs (including purchased power costs), in each case as measured over the preceding twelve months. The specific tariff adjustment mechanism provides each Brazilian Business the option to request additional rate adjustments arising from unusual or significant events which disrupt the economic and financial equilibrium of such business. Such events may include significant increases in purchased power costs or local inflation, or significant currency devaluation. The Brazilian Business requesting relief has the burden to prove the impact on its financial or economic equilibrium, however, there can be no assurance that such adjustments will be granted.

     During early 1999, the Brazilian Real experienced a significant devaluation relative to the U.S. Dollar, declining from 1.21 Brazilian Reais to the Dollar at December 31, 1998 to 1.79 Reais to the Dollar at February 3, 1999. As a result, there will likely be a negative and potentially material impact on AES's results of operations because of the effect of this and any further devaluation on the operating results of the Brazilian Businesses. Each Brazilian Business has or intends to recover the specific rate adjustments as discussed in the preceding paragraphs; however, the resulting effects of the devaluation on the local Brazilian inflation rate and the certainty, timing, and amounts of these rate increases at each business, and therefore, the future impact on AES's earnings cannot be predicted. See also "Capital Resources, Liquidity and Market Risks" for additional effects associated with the devaluation of the Brazilian Real.

COSTS OF SALES AND SERVICES. Total costs of sales and services increased $606 million (62%) to $1,587 million in 1998 after increasing $479 million (95%) to $981 million in 1997. The increase in 1998 was primarily caused by the costs of electricity sales associated with the acquisition of controlling interests in two distribution companies, Clesa and Edelap, three electricity generating plants at Southland, a full year of operations at Eden, Edes, Sul, Los Mina, Altai and Lal Pir, and the start of commercial operations at Pak Gen, Barry, Hefei, and Jiaozou. The increase in 1997 was caused primarily by the costs of electricity sales associated with the acquisition of controlling interests in Eden, Edes, Sul, Los Mina and Altai, a full year of operations at Tisza and Ekibastuz, construction costs at Elsta, and the start of commercial operations at Lal Pir, offset in part, by lower costs at San Nicolas due to lower fuel prices.

GROSS MARGIN. Gross margin (revenues less costs of sales and services) increased $381 million (89%) to $811 million from 1997 to 1998 after increasing $97 million (29%) to $430 million from 1996 to 1997. The improvement in 1998 primarily reflects the additional gross margin contributed by the operations from the acquisitions of Clesa, Edelap, and Southland, as well as a full year of oper ations at Altai, Los Mina, Eden, Edes, Sul, and Lal Pir, the commencement of commercial operations at Pak Gen, Barry, Hefei, and Jiaozou in addition to improved performance at Tisza, offset slightly by lower margins at Ekibastuz. The improvement in 1997 primarily reflects the additional gross margin contributed by the operations of Eden, Edes, Sul, Los Mina, Altai, Tisza and Lal Pir, and improved operations at San Nicolas and Thames. Gross margin as a percentage of total revenues (net of the provision to reduce contract receivables) increased from 29% in 1997 to 33% in 1998, primarily due to higher relative gross margin percentages of newly operating or acquired businesses at Lal Pir, Pak Gen, Southland, and Barry, improved gross margin percentages at Tisza, Eden, Edes and Sul, offset in part, by a lower gross margin percentage at Ekibastuz. Gross margin as a percentage of total revenues (net of the provision to reduce contract receivable) decreased from 37% in 1996 to 29% in 1997 primarily due to lower relative gross margin percentages of businesses acquired in 1996 and 1997 including Tisza, Ekibastuz, Eden, Edes, Los Mina, Sul and Altai, offset in part, by an improved gross margin percentage at San Nicolas.

     The Company's operations are located in several different geographical areas. Seasonal variations or unusual weather conditions in certain regions, including in particular, Argentina and Brazil, or the specific needs of individual power plants to perform routine or unanticipated maintenance that may require an outage, could significantly affect comparable quarterly financial results. In addition, some power sales contracts permit the customer to dispatch the related plant (i.e., direct the plant to deliver a reduced amount of electrical output) within certain specified parameters. Such dispatching, however, does not have a material impact on the results of operations of the related subsidiary because, even when dispatched, the plant's capacity payments generally are not reduced.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $11 million (24%) to $56 million from 1997 to 1998 after increasing $10 million (29%) to $45 million from 1996 to 1997. The 1998 increase is attributable to expenses associated with the development of new business opportunities. The 1997 increase is attributable to administrative costs. As a percentage of total revenue, selling, general and administrative expenses decreased to 2% in 1998, down from 3% in 1997 and down from 4% in 1996. The Company's general and administrative costs do not necessarily vary with changes in revenue.

OPERATING INCOME. Operating income improved $365 million (99%) to $733 million from 1997 to 1998 after increasing $90 million (32%) to $368 million from 1996 to 1997. The increases are the result of the factors discussed in the preceding paragraphs.

OTHER INCOME/(EXPENSE). Other income and expense, on a net basis, increased $103 million (123%) to $187 million from 1997 to 1998 after increasing $13 million (18%) to $84 million from 1996 to 1997. Interest expense increased 99% in 1998 and increased 69% in 1997. The increase in 1998 reflects a full year of interest expense associated with the senior subordinated notes and Tecons issued in 1997, project financing debt relating to the 1997 and 1998 acquisitions and greenfield projects that commenced operations, offset in part by lower interest expense resulting from declining balances related to other project financing debt. The increase in 1997 reflects a full year of interest expense associated with the senior subordinated notes issued in 1996 and 1997, project financing debt relating to the 1996 and 1997 acquisitions, interest expense associated with the senior subordinated notes and Tecons issued in 1997, offset in part by lower interest expense resulting from declining balances related to other project financing debt.

     Interest income increased 63% in 1998 and 71% in 1997. The 1998 increase results primarily from interest income associated with late payments on customer accounts at the distribution businesses, offset by lower interest income at Shady Point and Chigen due to lower invested funds. The 1997 increase results primarily from higher cash balances as a result of the issuances of debt, common stock and Tecons, higher cash balances at Chigen due to the issuance of the $180 million notes in December 1996, interest income at Eden and Edes associated with the late payments on customer accounts, and interest on debt service reserves at Indian Queens and Coral Reef (Light).

     Equity in pre-tax earnings of affiliates increased 84% in 1998 and 157% in 1997. The increase in 1998 was primarily due to a full year of equity in earnings from Cemig. The increase in 1997 results primarily from the acquisition of an approximate 13.1% equity interest in Cemig (of which approximately 3.7% was sold to a partner in January 1998), and a full year of equity in earnings from a 2.4% increase (to an aggregate of 13.75%) in the Company's ownership interest in Light.

INCOME TAXES. The Company's effective tax rate was 32% for 1998 as compared to 29% for 1997 and 37% for 1996. The lower rate in 1997 was due primarily to a one-time tax benefit realized as a result of a reduction in the statutory tax rate of certain foreign countries.

EXTRAORDINARY ITEM. During 1998, Chigen redeemed $18 million of its 10.125% notes resulting in an extraordinary gain of $4 million, net of taxes. During 1997, the Company redeemed its $75 million 9.75% Senior Subordinated Notes due 2000 resulting in an extraordinary loss of $3 million, net of taxes.

OUTLOOK. Global electricity markets continue restructuring and are shifting away from government-owned and government-regulated electricity systems toward deregulated, competitive market structures. Many countries have rewritten their laws and regulations to allow foreign investment and private ownership of electricity generation, transmission or distribution companies. Some countries (for example Hungary, Brazil and some of those of the former Soviet Union, among others) have or are in the process of "privatizing" their electricity systems by selling all or part of such to private investors. This global trend of electricity market restructuring provides significant new business opportunities for companies like AES.

     Several states in the U.S. are also beginning to follow this trend. In particular, many regulated U.S. public utilities have begun to sell or auction their generation capacity. Substantially all of the transmission and distribution services in the U.S. continue however to be regulated under a state and Federal regulatory framework. In addition, many states have passed or are considering new legislation that would permit utility customers to choose their electricity supplier in a competitive electricity market (so-called "retail access" or "customer choice" laws). While each state's plan differs in details, there are certain consistent elements, including allowing customers to choose their electricity suppliers by a certain date (the dates in the existing or proposed legislation vary between 1999 and 2003), allowing utilities to recover "stranded assets" (the remaining costs of uneconomic generating or regulatory assets) and a reaffirmation of the validity of contracts like the Company's U.S. contracts.

     In addition to the potential for state restructuring legislation, the U.S. Congress has proposed new Federal legislation to encourage customer choice and recovery of stranded assets. Federal legislation might be needed to avoid the conflicting effect of each state acting separately to pass restructuring legislation (with the likely result of uneven market structures in neighboring states). While it is uncertain whether or when Federal legislation dealing with electricity restructuring might be passed, the Company believes that such legislation would not likely have a negative effect on the Company's U.S. business, and may create opportunities.

     There is also legislation currently before the U.S. Congress to repeal part or all of the current provisions of the Public Utility Regulatory Policies Act of 1978 ("PURPA") and of the Public Utility Holding Company Act of 1935 ("PUHCA"). The Company believes that if such legislation is adopted, competition in the U.S. for new generation capacity from vertically integrated utilities would increase. However, independents like AES would also be free to acquire retail utilities.

     As consumers, regulators and suppliers continue the debate about how to further decrease the regulatory aspects of providing electricity services, the Company believes in and is encouraging the continued orderly transition to a more competitive electricity market. Inherent in any significant transition to competitive markets are risks associated with the competitiveness of existing regulated enterprises, and as a result, their ability to perform under long-term contracts such as the Company's electricity sale contracts. Although AES strongly believes that its contracts will be honored, there can be no assurance that each of its customers, in a restructured and competitive environment, will be capable in all circumstances of fulfilling their financial and legal obligations.

     AES's investments and involvement in the development of new projects and the acquisition of existing power plants and distribution companies in locations outside the U.S. are increasing. The financing, development and operation of such businesses may entail significant political and financial uncertainties and other structuring issues (including uncertainties associated with the legal environments, with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency inconvertibility, political instability, civil unrest and, in severe cases, possible expropriation). Although AES attempts to minimize these risks, these issues have the potential to cause substantial delays or material impairment to the value of the project being developed or business being operated.

     It is also possible that as more of the world's markets move toward competition, an increasing proportion of the Company's revenues may be dependent on prices determined in electricity spot markets. In order to capture a portion of the market share in competitive generation markets, AES is considering and may elect to invest in and construct low-cost "merchant" plants (plants without long-term electricity sale contracts) in those markets. Such an investment may require the Company (as well as its competitors) to make larger equity contributions (as a percentage of the total capital cost) than the more traditional contract-based investments.

     In addition, to the extent that markets allow for retail access or customer choice, the Company may enter this new market segment, either as extensions of its generation or distribution businesses, or as a separate business enterprise.

     Because of the nature of AES's operations, its activities are subject to stringent environmental regulation by relevant authorities at each location. If environmental laws or regulations were to change in the future, there can be no assurance that AES would be able to recover all or any increased costs from its customers or that its business and financial condition would not be materially and adversely affected. In addition, the Company or its subsidiaries and affiliates may be required to make significant capital expenditures in connection with environmental matters. AES is committed to operating its businesses cleanly, safely and reliably and strives to comply with all environmental laws, regulations, permits and licenses but, despite such efforts, at times has been in non-compliance, although no such instance has resulted in revocation of any permit or license.

YEAR 2000.  There are three  main  elements  in the  provision  of  electricity:
generation, transmission and distribution, all of which form a tightly integrated "supplier chain." In addition, the Company's businesses are also dependent on various industries supplying water, fuel and other utility services. AES, through its subsidiaries and affiliates, is involved in each aspect of the supplier chain in various countries throughout the world. Set forth below is information regarding AES's efforts to be prepared for problems associated with the potential inability of many existing computer programs and/or embedded computer chips to recognize the year 2000, both those in AES's businesses as well as those that AES's businesses depend upon.

     Certain of these statements may constitute forward-looking information as contemplated by the Private Securities Litigation Reform Act of 1995, including those regarding AES's expected readiness to handle Year 2000 problems, expected capital expenditures in the areas of remediation and testing, the future costs associated with business disruption caused by supplier or customer Year 2000 problems and the success of any contingency plans. AES cautions that its predictions of the extent of potential problems and the effectiveness of measures designed to address them are based on numerous assumptions, like those regarding the accuracy of statements or certifications from critical third parties and vendors, the ability to identify and remediate or replace embedded computer chips in affected equipment, and resource availability, among other things, and readers should be aware that actual results might differ materially from those discussed below.

     AES's approach to analyzing Year 2000 issues is to (1) inventory all systems and equipment likely to be affected, (2) perform an inventory assessment, (3) conduct remediations, (4) test all equipment and systems, and
(5) develop contingency plans to aid in business continuity.

     AES's State of Readiness. In 1998, AES established a readiness program, led by a senior executive and consisting of a team of AES people with extensive knowledge of AES's businesses and processes, as well as outside consultants experienced in these areas who are being used as advisors to assist with third party analysis and contingency planning.

     AES estimates that it has identified the potential issues at substantially all of its generating facilities. These issues consist of potential problems in non-information technology (IT) areas like AES's distributed control systems, programmable logic control systems, gas and electricity metering systems, environmental emissions monitoring equipment, backup power systems and telephone and security systems, as well as more traditional IT areas like computer hardware and software programs for accounting, payroll and billing services, among others.

     The Company's generation plants are also significantly dependent on transmission and distribution systems to carry the electricity to the ultimate end users.

     The Company also believes that it has identified the potential issues at substantially all of its distribution companies. These issues consist of potential problems in the digital relays and meters, its radio systems, energy management systems, system control and data management, and billing systems, among others.

     Due to the interdependent nature of the supply chain, the Company has extended its evaluation of Year 2000 issues to include key suppliers, transmission companies, customers and vendors, and has sought written assurance from these parties as to their Year 2000 readiness. The Company expects to complete steps one through four referred to above by the end of the second quarter of 1999.

     The Company's businesses are currently working through planned programs in order to achieve Year 2000 readiness. These programs include, where possible, actual simulations of the Year 2000, focusing on the key dates that have been identified as potential problems. A number of simulations have already been conducted with no adverse impacts on those AES businesses.

     Costs of Addressing Year 2000 Issues. Based on internal analysis, AES expects to spend a total of $15 million to $18 million to achieve full Year 2000 readiness company-wide. These amounts reflect AES's portion of expected costs to make its businesses Year 2000 ready, but not necessarily the costs associated with post-Year 2000 corrective actions or damage, if any. The Company expects to fund these expenditures through internal sources.

     Risks of Year 2000 Failures. Failures by each of the Company's generation and distribution companies to address Year 2000 issues may lead to numerical errors that, if not addressed or mitigated, may cause system malfunctions resulting in the inability to deliver electricity or the inability to collect data necessary for proper billing and tariff calculations, among other things.

     The Company's generating businesses may also be unable to deliver electricity because of the failure of the interconnected distribution companies to receive or transmit the electricity. Conversely, the Company's distribution companies may not receive sufficient electricity to deliver to their customers because of failures by supplying generators. In such instances of business interruption due to supplier or customer default, the Company will pursue all contractual remedies available to it to minimize the impact on its results of operations; however, there can be no assurance that, in all instances, the Company will be able to legally protect itself from damages arising from third party Year 2000 failures. Because of the significant interdependency of the supplier chain, the Company cannot guarantee that services will be uninterrupted nor can it adequately predict a reasonably likely worst case scenario until substantially all of the testing phase is completed.

     Contingency Plans. The Company (together with appropriate interested parties like transmission companies, independent system operators and government agencies) is still in the process of identifying and testing appropriate contingency plans addressing emergency operations, disaster recovery, data preservation and business continuation plans, and intends to have them in place by the fourth quarter of 1999. The plans will be continuously refined as new information becomes available.

FINANCIAL POSITION AND CASH FLOWS

At December 31, 1998, AES had negative consolidated working capital of $722 million as compared to $14 million at the end of 1997. The increase was primarily due to increases in the current portion of project financing debt discussed later under "Capital Resources and Liquidity."

     Property, plant and equipment, net of accumulated depreciation, was $5,504 million at December 31, 1998, up from $4,149 million at the end of 1997. The net increase of $1,355 million (33%) is primarily attributable to the acquisitions during 1998 and the continuation of construction activities at Warrior Run, Mt. Stuart and Uruguaiana and the commencement of construction at Merida.

     Other assets increased $453 million (13%) to $4,023 million primarily due to payments for deferred financing costs associated with debt issued during the year, additional capitalized amounts associated with projects in development and early stage construction, the acquisition of a 49% share of the Orissa Power Generation Corporation (OPGC) and undistributed earnings from Cemig, deferred foreign currency losses that will be recovered through tariff adjustments as provided for in certain power sales contracts, the purchase of a concession contract associated with the acquisition of Edelap, and goodwill from the purchase of Southland, offset by reductions in the carrying values of Cemig and Light and the concession contract at Sul due to the devaluation of the Brazilian Real.

     Project financing debt, net of repayments, increased as a result of additional borrowings associated with the acquisitions of Clesa, Southland and Edelap and additional borrowings associated with construction at Warrior Run, Barry, Mt. Stuart, Uruguaiana and Merida.

     Other notes payable (non-current) increased $548 million (50%) to $1,644 million as a result of the issuances of additional debt to finance current year acquisitions.


OPERATING ACTIVITIES. Cash flows provided by operating activities totaled $528 million during 1998 as compared to $193 million during 1997 and $195 million during 1996. The 1998 increase was caused primarily by a significant increase in net income, an increase in distributions from affiliates, and changes in consolidated working capital. The decrease in 1997 was primarily due to a larger portion of net income being derived from undistributed earnings from affiliates and increased net working capital (excluding project financing debt) necessary to support electricity sales at AES's distribution businesses. Unrestricted net cash flow to the parent company, after cash paid for general and administrative costs and project development expenses but before investments and debt service, amounted to approximately $360 million, $259 million and $165 million for the years ended December 31, 1998, 1997 and 1996, respectively.

INVESTING ACTIVITIES. Net cash used in investing activities totaled $1,842 million in 1998 compared to $3,799 million during 1997 and $1,135 million during 1996. The 1998 amount was caused primarily by construction activities at various projects and the acquisitions of Clesa, Southland, Edelap, OPGC, Telasi and an additional 5.6% of Sul. These investing uses were offset, in part, by the sales of Hazelwood, approximately 3.7% of the Company's investment in Cemig and a minority interest of 30% of Edelap. The 1997 amount primarily reflects construction activity at Barry, Lal Pir, Pak Gen, Warrior Run, and Mt. Stuart, an additional purchase of Light shares (2.4%), acquisition of a 60% interest in each of Eden and Edes, the acquisition of an approximate 13.1% interest in Cemig, acquisition of Destec's international assets, the acquisition of 90% of Sul, acquisition of an 85% interest in Altai, and the funding of debt service reserves related to Chigen. The 1996 amount primarily reflects the acquisitions of San Juan, Tisza and Ekibastuz, the Light investment construction progress at Lal Pir, Pak Gen, Warrior Run and Barry, Chigen's investments in various projects, reimbursable payments for contracts related to a project in development; and the funding of debt service reserves for the project financing of the Light investment.

FINANCING ACTIVITIES. Net cash provided by financing activities aggregated $1,503 million during 1998 compared to $3,723 million during 1997 and $886 million during 1996. The 1998 activity was caused primarily by the borrowing of bank and other project debt associated with the acquisitions, issuance of $350 million of corporate long-term debt and $200 million of common stock and borrowings under the Revolver. These financing sources were partially offset by repayments of acquisition related bridge loans and scheduled debt repayments. The 1997 increase was primarily due to the issuance of project financing debt drawn under construction financing commitments or associated with acquisition financings, the issuance of senior subordinated notes, the issuance of Tecons and common stock, and contributions from minority partners. These financing inflows were offset by project financing debt amortization payments and refinancing and repayments under the Company's revolving line of credit. The significant cash financing inflows in 1996 were the result of construction loan borrowings for Lal Pir, Pak Gen and Warrior Run, project acquisition financing of the Light investment, issuance of $250 million of 10.25% Notes, initial project financing at San Nicolas, and net borrowings under the Company's revolving line of credit. Significant cash financing outflows were due to scheduled debt amortization of the project financings.

CAPITAL RESOURCES, LIQUIDITY AND MARKET RISKS

CAPITAL RESOURCES AND LIQUIDITY

AES's business is capital intensive and requires significant investments to develop or acquire new operations. Occasionally, AES will also seek to refinance certain outstanding project financing loans or other notes payable. Continued access to capital on competitive and acceptable terms is therefore a significant factor in the Company's ability to expand further. AES has, to the extent practicable, utilized project financing loans to fund the capital expenditures and investments required to construct and acquire its electric power plants, distribution companies and related assets. Project financing borrowings are substantially non-recourse to other subsidiaries and affiliates and to AES as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related subsidiary or affiliate.

     The Company intends to continue to seek, where possible, such non-recourse project financing in connection with the assets or businesses which the Company or its affiliates may develop, construct or acquire. However, depending on market conditions and the unique characteristics of individual businesses, the Company's providers of project financing, particularly multinational commercial banks or public market bond investors, may seek higher borrowing spreads and increased equity contributions.

     Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) for businesses in certain less developed economies, the Company, in such locations, has and will continue to seek direct or indirect (through credit support or guarantees) project financing from a limited number of government sponsored, multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered, and as a result, AES may determine that sufficient financing will ultimately not be available to fund the related business, and may cease development or acquisition of such business.

     In addition to the project financing loans, if available, AES as the parent company provides a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from issuances of debt, common stock and other securities issued by the Company.

     At December 31, 1998, the current portion of project financing debt included $1,053 million of short-term loans incurred to finance the acquisitions of Sul ($729 million) in Brazil and Eden, Edes and Edelap ($324 million) in Argentina. The Company's intention is to replace such loans with long-term project financing loans with terms that more appropriately reflect the underlying long-term concessions. As a result of the current economic conditions in those countries, including the significant devaluation of the Brazilian Real, the Company expects that it will not be able to refinance certain of such project financing loans on terms (interest rates, maturity or amounts) that AES would consider acceptable without making significant additional investments. In such circumstances, AES, as the parent company, would provide additional amounts in the form of equity investments, or intercompany loans or additional credit support to repay some or all of the existing short-term acquisition loans. Depending on the magnitude of such additional investments or loans, the Company may also need to issue additional debt, common stock or other similar securities to fund such additional contributions.

     Interim needs for shorter-term and working capital financing at the parent company have been met with borrowings under AES's Revolver. Over the past several years, the Company has continued to increase the amount of available financing under the Revolver. The Company currently maintains a $600 million credit limit under the Revolver. Under the terms of the Revolver, the Company is required to reduce its direct borrowings to $225 million for 30 consecutive days during each twelve month period. The Revolver also includes financial covenants related to net worth, cash flow, investments, financial leverage and certain other obligations and limitations on cash dividends. At December 31, 1998, cash borrowings and letters of credit outstanding under the Revolver amounted to $233 million and $194 million, respectively. The Company may also seek from time to time to meet some of its short-term and interim funding needs with additional commitments from banks and other financial institutions at the parent or subsidiary level.

     The ability of AES's subsidiaries and affiliates to declare and pay dividends to AES is restricted under the terms of existing project financing debt agreements. See Note 5 to the consolidated financial statements for additional information. In connection with its project financings and related contracts, AES has expressly undertaken certain limited obligations and contingent liabilities, most of which will only be effective or will be terminated upon the occurrence of future events. AES's obligations and contingent liabilities in certain cases take the form of, or are supported by, letters of credit. These obligations and contingent liabilities, excluding future commitments to invest and those collateralized with letter of credit obligations under the Revolver, were limited by their terms as of December 31, 1998 to an aggregate of approximately $399 million. The Company is obligated under other contingent liabilities which are limited to amounts, or percentages of amounts, received by AES as distributions from its project subsidiaries. These contingent liabilities aggregated $33 million as of December 31, 1998. In addition, AES has expressly undertaken certain other contingent obligations which the Company does not expect to have a material adverse effect on its results of operations or financial position, but which by their terms are not capped at a dollar amount. Because each of the Company's businesses are distinct entities and geographically diverse and because the obligations related to a single business are based on contingencies of varying types, the Company believes it is unlikely that it will be called upon to perform under several of such obligations at any one time.

     At December 31, 1998, the Company has future commitments to fund investments in its projects under construction and in development of $37 million. Of this amount, $18 million in letters of credit under the Revolver have been issued to support a portion of these obligations. The remaining future capital commitments are expected to be funded by internally-generated cash flows and by external financings as may be necessary.

MARKET RISKS

The Company attempts, whenever possible, to hedge certain aspects of its projects against the effects of fluctuations in inflation, interest rates, exchange rates and energy prices. Because of the complexity of hedging strategies and the diverse nature of AES's operations, its results, although significantly hedged, will likely be somewhat and in certain cases, such as Brazil, materially affected by fluctuations in these variables and such fluctuations may result in material improvement or deterioration of operating results. Results of operations would generally improve with higher oil and natural gas prices and with lower interest rates. Operating results are also sensitive to the difference between inflation and interest rates, and would generally improve when increases in inflation are higher than increases in interest rates. As discussed under "Results of Operations" and below, the recent devaluation of the Brazilian Real will have a material negative impact on AES's results of operations in 1999.

     AES has generally structured the energy payments under its power generation sales contracts to adjust with similar price indices as do its contracts with the fuel suppliers for the corresponding power plants. In some cases a portion of revenues is associated with operations and maintenance costs, and as such is usually indexed to adjust with inflation.

     AES primarily consists of businesses with long-term contracts or retail sales concessions. While the contract-based portfolio is expected to be an effective hedge against future energy and electricity market price risks, it is worth noting that a portion of AES's current and expected future revenues (particularly those related to certain portions of its generation businesses in Kazakhstan, the UK, Argentina, Hungary and Texas) are derived from businesses without significant long-term revenue contracts. In some of these businesses, AES has taken additional steps to improve their predictability, in the Company's opinion, by using other contractual hedging provisions such as entering into fuel supply contracts that absorb a significant portion of the variability in electricity sales prices. Despite these mitigating factors, increasing reliance on non-contract businesses in AES's portfolio does subject the Company to potentially increasing electricity market price volatility.

     The hedging approaches and methodologies utilized by the Company are implemented through contractual provisions with fuel suppliers, international financial institutions and several of the Company's customers. As a result, their effectiveness is dependent, in part, on each counterparty's ability to perform in accordance with the provisions of the relevant contract. The Company has sought to reduce this credit risk in part by entering into contracts, where possible, with creditworthy organizations. In certain instances, where the Company determines that additional credit support is necessary, AES will seek to execute (either concurrently or subsequently) standby, guarantee or option agreements with creditworthy third parties. In particular, AES has executed and is the beneficiary of fuel purchase option agreements, corporate and governmental guarantees to support the obligations of local fuel suppliers in several locations and sovereign governmental guarantees supporting the electricity purchase obligation of government-owned power authorities, such as in the Dominican Republic and Pakistan.

     AES has also used a hedging strategy in an attempt to insulate each plant's financial performance, where appropriate, against the risk of fluctuations in interest rates. Depending on whether capacity payments are fixed or vary with inflation, the Company generally attempts to hedge against interest rate fluctuations by arranging fixed rate or variable rate financing, respectively. In certain cases, the Company executes interest rate swap, cap and floor agreements to effectively fix or limit the interest rate exposure on the underlying variable rate financing. At December 31, 1998, the Company and its subsidiaries had approximately $2,505 million of fixed rate debt obligations. In addition, the Company had entered into interest rate swap agreements and forward interest rate swap agreements aggregating approximately $1,366 million at December 31, 1998, which the Company used to hedge its interest rate exposure on variable rate debt.

     Through its equity investments in foreign subsidiaries and affiliates, AES operates in jurisdictions dealing in currencies other than the Company's consolidated reporting currency, the U.S. Dollar. Such investments and advances were made to fund capital investment or acquisition requirements, to provide working capital, or to provide collateral for contingent obligations. Due primarily to the long-term nature of certain investments and advances, the Company accounts for any adjustments resulting from translation as a charge or credit directly to a separate component of stockholders' equity until such time as the Company realizes such charge or credit. At that time, differences may be recognized in the statement of operations as gains or losses.

     In addition, certain of the Company's foreign subsidiaries and affiliates have entered into monetary obligations in U. S. Dollars or currencies other than their own functional currencies. When monetary assets or obligations are incurred in a currency other than a foreign subsidiary's or affiliate's functional currency, that entity may be exposed to reporting foreign currency transaction gains or losses based on fluctuations between the relative value of that entity's functional currency and the currency of the monetary asset or liability. Whenever possible, these subsidiaries have attempted to limit potential foreign exchange exposure by entering into revenue contracts which adjust to changes in the foreign exchange rates. Certain foreign affiliates and subsidiaries operate in countries where the local inflation rates are greater than U.S. inflation rates. In such cases the foreign currency tends to devalue relative to the U.S. Dollar over time. The Company's subsidiaries and affiliates have entered into revenue contracts which attempt to adjust for these differences; however, there can be no assurance that such adjustments will compensate for the full effects of currency devaluation, if any.

     At December 31, 1998, the Company, and its subsidiaries had approximately $613 million in outstanding debt that was denominated in currencies other than the U.S. Dollar and approximately $574 million in outstanding debt that was denominated in currencies other than the relevant subsidiary's functional currency. In addition, certain Brazilian Businesses whose functional currency is the Brazilian Real have (after adjusting for AES's ownership percentages) U.S. Dollar demoninated debt that amounts to $439 million.

     As discussed in "Results of Operations," the Brazilian Real experienced a significant devaluation in early 1999. As a result, the Brazilian Businesses will also experience noncash, foreign currency transaction losses associated with the impact of changes in the value of the Brazilian Real on the foreign currency (non-functional currency) denominated debt (primarily U.S. Dollars) within the Brazilian Businesses. If the exchange rate of 1.79 Brazilian Reais to the dollar (the closing exchange rate on February 3, 1999) were to prevail until the end of 1999, the Company estimates that its proportionate share of the after-tax foreign currency transaction loss would be approximately $105 million. In addition, such devaluation would result in a related increase of approximately $760 million in the balance of the cumulative foreign currency translation adjustment reflected as a reduction of stockholders' equity; as well as a corresponding reduction in the carrying value of the related assets. These estimates do not reflect the likelihood of additional fluctuations in the exchange rates.

     The table on the next page provides information about the Company's financial instruments and derivative financial instruments that are sensitive to changes in interest rates, in particular, debt obligations, Tecons, and interest rate swaps. AES does not trade in these financial instruments and derivatives and therefore has classified them as other than trading. For debt obligations and Tecons, the table presents principal cash flows and related weighted average interest rates by expected matur ity dates over the next five years and thereafter. For interest rate swaps, the table presents aggregate contractual notional amounts and weighted average interest rates over the next five years. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at December 31, 1998. The information is presented in U.S. Dollar equivalents, which is the Company's reporting currency. The instruments' actual cash flows are denominated in U.S. Dollars (USD), Japanese Yen (JPY), Australian Dollars (AUD), Chinese Renminbi Yuan (CHY), UK Pounds Sterling (GBP), Indian Rupees (INR), Hungarian Forints (HUF), and German Marks
(DEM) as indicated in parentheses as of December 31, 1998.

December 31, 1998
====================================================================================================================================
FINANCIAL INSTRUMENTS                                                                   THERE-       1998        1997        1998
By expected maturity date                   1999     2000     2001     2002    2003      AFTER      TOTAL       TOTAL     FAIR VALUE
====================================================================================================================================
Debt (USD equivalents in millions,
     except interest rates)
Long-term debt:
  Fixed rate (USD)                           75        52       54      19       23      2,173     2,396       2,077       2,410
   Average interest rate                    9.6%      9.7%    10.1%   10.7%    11.2%       8.8%      8.9%        9.4%         --
  Variable rate (USD)                     1,268       448      199     200      177      1,217     3,509       2,516       3,509
    Average interest rate                   8.0%      7.4%     7.5%    7.5%     7.3%       6.5%      7.3%        7.8%         --
  Fixed rate (JPY)                            7         7        7       7        7         23        58          54          59
    Average interest rate                   2.5%      2.5%     2.5%    2.5%     2.5%       2.5%      2.5%        2.5%         --
  Variable rate (JPY)                        28        28       28      28       28         96       236         213         236
    Average interest rate                   3.5%      3.5%     3.5%    3.5%     3.5%       3.5%      3.5%        3.8%         --
  Variable rate (GBP)                         4         7        7      12       16        137       183         176         183
     Average interest rate                  7.3%      7.3%     7.3%    7.3%     7.3%       7.2%      7.2%        8.9%         --
  Variable rate (AUD)                         3         4        4       5        5         36        57           5          57
    Average interest rate                   7.1%      7.1%     7.1%    7.1%     7.1%       7.1%      7.1%        7.7%         --
  Fixed rate (CHY)                            3        --       --      --       --         --         3           2           3
    Average interest rate                   7.5%       --       --      --       --         --       7.5%       11.1%         --
  Fixed rate (INR)                           --        --       48      --       --         --        48          --          48
     Average interest rate                   --        --     13.9%     --       --         --      13.9%         --          --
  Variable rate (HUF)                         2        --       --      --       --         --         2          --           2
    Average interest rate                  17.5%       --       --      --       --         --      17.5%         --          --
  Variable rate (DEM)                        15        11       --      --       --         --        26          --          26
    Average interest rate                   4.6%      4.6%      --      --       --         --       4.6%         --          --
------------------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT                                1,405       557      347     271      256      3,682     6,518       5,043       6,533
------------------------------------------------------------------------------------------------------------------------------------
TECONS
  Fixed rate (USD)                           --        --       --      --       --        550       550         550         657
    Average interest rate                    --        --       --      --       --        5.4%      5.4%        5.4%         --
====================================================================================================================================

December 31, 1998
=================================================================================================================================
DERIVATIVE FINANCIAL INSTRUMENTS                                                                                         1998
By aggregate notional amounts outstanding at December 31    1998      1999      2000     2001      2002       2003    FAIR VALUE
=================================================================================================================================
INTEREST RATE SWAPS (USD equivalents in millions,
     except interest rates)
  Variable rate (USD)                                        944      715       762       708        646       587        101
    Average pay rate                                        8.04%    7.80%     7.66%     7.62%      7.61%     7.56%        --
    Average receive rate                                    5.07%    5.00      5.21%     5.28%      5.40%     5.40%        --
  Variable to fixed (GPB)                                    182      182       182       182        182       182         11
    Average pay rate                                        6.15%    6.17%     6.17%     6.17%      6.17%     6.17%        --
    Average receive rate                                    5.95%    5.17%     5.47%     5.39%      5.27%     5.20%        --
  Variable to fixed (AUD)                                     54       52        48        35         31        28          8
    Average pay rate                                        7.38%    7.38%     7.38%     7.38%      7.38%     7.38%        --
    Average receive rate                                    4.80%    5.02%     5.43%     4.97%      5.63%     6.60%        --
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                      1,180      949       992       925        859       797        120
=================================================================================================================================

     The table below provides information about the Company's financial instruments by functional currency and presents such information in U.S. Dollar equivalents. The table summarizes information on instruments that are sensitive to foreign currency exchange rates.

     These instruments are debt obligations of the Company's subsidiaries which are denominated in currencies other than that subsidiary's functional currency. AES does not trade in these financial instruments and therefore has classified them as other than trading. Such functional currencies include the Argentine Peso (ARS), the Pakistan rupee (PKR), and the U.S. Dollar (USD). For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates for the next five years and thereafter.

December 31, 1998
====================================================================================================================================
FINANCIAL INSTRUMENTS                                                                      THERE-       1998     1997       1998
By expected maturity date                   1999     2000      2001      2002     2003      AFTER      TOTAL    TOTAL    FAIR VALUE
====================================================================================================================================
LIABILITIES (USD equivalents in millions,
     except interest rates)
LONG-TERM DEBT:
ARS Functional Currency:
  Fixed rate (USD)                            61       34        10        --       --         --       105        67         101
    Average interest rate                    9.4%     9.2%     10.2%       --       --         --       9.4%     10.3%         --
  Variable Rate (USD)                          3        3         1        --       --         --         7         9           7
    Average interest rate                   10.1%    10.1%     10.1%       --       --         --      10.1%     10.6%         --
PKR Functional Currency:
  Fixed rate (USD)                             7        7         7         8        8         41        78        78          78
    Average interest rate                    8.7%     8.8%      8.9%      9.0%     9.0%      10.0%      9.5%      9.2%         --
  Variable rate (USD)                          6        6         7         7        7         32        65        56          65
    Average interest rate                    8.4%     8.4%      8.4%      8.5%     8.5%       8.6%      8.5%      8.8%         --
  Fixed rate (JPY)                             7        7         7         7        7         22        57        54          59
    Average interest rate                    2.5%     2.5%      2.5%      2.5%     2.5%       2.5%      2.5%      2.5%         --
  Variable rate (JPY)                         28       28        28        28       28         96       236       213         236
    Average interest rate                    3.5%     3.5%      3.5%      3.5%     3.5%       3.5%      3.5%      3.8%         --
USD Functional Currency:
  Variable rate (DEM)                         15       11        --        --       --         --        26        --          26
    Average interest rate                    4.6%     4.6%       --        --       --         --       4.6%       --          --
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                        127       96        60        50       50        191       574       477         572
====================================================================================================================================

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements:

     The Company's consolidated balance sheets as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998.

INDEPENDENT AUDITORS' REPORT

TO THE STOCKHOLDERS OF THE AES CORPORATION:

We have audited the accompanying consolidated balance sheets of The AES Corporation and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The AES Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP


Washington, DC
February 4, 1999

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             (in millions, except per share amounts)
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE YEARS ENDED DECEMBER 31                                                             1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------------
REVENUES:
Sales                                                                                       $ 2,382         $ 1,361         $   824
Services                                                                                         16              50              11
------------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                                2,398           1,411             835
------------------------------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES:
Cost of sales                                                                                 1,579             940             495
Cost of services                                                                                  8              41               7
Selling, general and administrative expenses                                                     56              45              35
Provision to reduce contract receivables                                                         22              17              20
------------------------------------------------------------------------------------------------------------------------------------
Total operating costs and expenses                                                            1,665           1,043             557
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                                733             368             278
OTHER INCOME/(EXPENSE):
Interest expense                                                                               (485)           (244)           (144)
Interest income                                                                                  67              41              24
Foreign currency exchange loss                                                                   (1)             (7)             --
Equity in pre-tax earnings of affiliates                                                        232             126              49
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST, AND EXTRAORDINARY ITEM                           546             284             207
INCOME TAXES                                                                                    145              77              74
MINORITY INTEREST                                                                                94              19               8
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM                                                                307             188             125
Extraordinary item - gain/(loss) on extinguishment
of debt - net of applicable income taxes/(benefit)                                                4              (3)             --
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                  $   311         $   185         $   125
====================================================================================================================================

BASIC EARNINGS PER SHARE:
BEFORE EXTRAORDINARY ITEM                                                                   $  1.73         $  1.13         $  0.83
EXTRAORDINARY ITEM                                                                             0.02           (0.02)             --
------------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                                                    $  1.75         $  1.11         $  0.83
====================================================================================================================================

DILUTED EARNINGS PER SHARE:
BEFORE EXTRAORDINARY ITEM                                                                   $  1.67         $  1.11         $  0.80
EXTRAORDINARY ITEM                                                                             0.02           (0.02)             --
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE                                                                  $  1.69         $  1.09         $  0.80
====================================================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
                                                                   (in millions)
================================================================================
DECEMBER 31                                                 1998           1997
================================================================================
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                $    491      $    302
Short-term investments                                         35           127
Accounts receivable, net                                      365           323
Inventory                                                     119            95
Asset held for sale                                            --           139
Receivable from affiliates                                     18            23
Deferred income taxes                                          71            47
Prepaid expenses and other current assets                     155           134
-------------------------------------------------------------------------------
Total current assets                                        1,254         1,190

PROPERTY, PLANT AND EQUIPMENT:
Land                                                          135            29
Electric generation and distribution assets                 5,301         3,809
Accumulated depreciation and amortization                    (525)         (373)
Construction in progress                                      593           684
-------------------------------------------------------------------------------
Property, plant and equipment, net                          5,504         4,149

OTHER ASSETS:
Deferred financing costs, net                                 167           122
Project development costs                                     144            87
Investments in and advances to affiliates                   1,933         1,863
Debt service reserves and other deposits                      205           236
Electricity sales concessions and contracts                 1,280         1,179
Goodwill                                                       66            23
Other assets                                                  228            60
-------------------------------------------------------------------------------
Total other assets                                          4,023         3,570
-------------------------------------------------------------------------------
TOTAL                                                    $ 10,781      $  8,909
================================================================================

                See notes to consolidated financial statements.

                                                                                        (in millions, except par value)
=======================================================================================================================
December 31                                                                                  1998                 1997
=======================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                                                           $  215              $   205
Accrued interest                                                                              113                   68
Accrued and other liabilities                                                                 235                  335
Other notes payable - current portion                                                           8                   --
Project financing debt - current portion                                                    1,405                  596
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                   1,976                1,204

LONG-TERM LIABILITIES:
Project financing debt                                                                      3,597                3,489
Other notes payable                                                                         1,644                1,096
Deferred income taxes                                                                         268                  273
Other long-term liabilities                                                                   220                  291
-----------------------------------------------------------------------------------------------------------------------
Total long-term liabilities                                                                 5,729                5,149

MINORITY INTEREST                                                                             732                  525
COMMITMENTS AND CONTINGENCIES (NOTE 6)                                                         --                   --
COMPANY-OBLIGATED MANDATORILY REDEEMABLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING
  SOLELY JUNIOR SUBORDINATED DEBENTURES OF AES                                                550                  550
STOCKHOLDERS' EQUITY:
Preferred stock (no par value; 2 million shares authorized; none issued)                       --                   --
Common stock ($.01 par value; 500 million shares authorized;
  shares issued and outstanding: 1998 - 180.4 million;
  1997 - 175.0 million)                                                                         2                    2
Additional paid-in capital                                                                  1,243                1,030
Retained earnings                                                                             892                  581
Accumulated other comprehensive loss                                                         (343)                (131)
Treasury stock at cost (1997 - .2 million shares)                                              --                   (1)
-----------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                  1,794                1,481
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                     $10,781              $ 8,909
-----------------------------------------------------------------------------------------------------------------------

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                (in millions, except per share amounts)
=======================================================================================================================
For the Years Ended December 31                                              1998               1997              1996
=======================================================================================================================
OPERATING ACTIVITIES:
Net income                                                                   $311               $185              $125
Adjustments to net income:
  Depreciation and amortization                                               196                114                65
  Provision for deferred taxes, net of equity investee taxes                   67                 20                26
  Undistributed earnings of affiliates, net of tax                            (50)               (57)              (20)
  Other                                                                        (6)                22                 6
Changes in consolidated working capital                                        10                (91)               (7)
-----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     528                193               195
INVESTING ACTIVITIES:
Property additions                                                           (517)              (511)             (506)
Acquisitions, net of cash acquired                                         (1,623)            (2,454)             (148)
Proceeds from the sales of assets                                             301                 --                --
Sale of short-term investments                                                 94                 77               103
Purchase of short-term investments                                             (2)              (184)              (66)
Affiliate advances and equity investments                                     (69)              (649)             (430)
Project development costs                                                     (57)               (34)              (16)
Debt service reserves and other assets                                         31                (44)              (72)
-----------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                      (1,842)            (3,799)           (1,135)
FINANCING ACTIVITIES:
Borrowings/(repayments) under the revolver, net                               206               (186)              163
Issuance of project financing debt and other coupon bearing securities      1,843              3,926               802
Repayments of project financing debt and other coupon bearing securities     (668)              (749)              (75)
Payments for deferred financing costs                                         (47)               (34)              (13)
Repayments of other liabilities                                               (71)                (6)               (3)
Contributions by minority interests                                            40                269                10
Sale of common stock                                                          200                503                 2
-----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                   1,503              3,723               886
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                              189                117               (54)
CASH AND CASH EQUIVALENTS, BEGINNING                                          302                185               239
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, ENDING                                            $491               $302              $185
=======================================================================================================================

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized                       $415               $201              $134
Cash payments for income taxes, net of refunds                                 24                 31                32
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Deferred purchase price of Cemig shares                                       $--               $528              $ --
Common stock issued for amalgamation of AES Chigen                             --                157                --
Conversion of subordinated debentures to common stock                          --                 --                50

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                                                          (in millions)
-----------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31                                             1998                1997              1996
-----------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at January 1 and December 31                                    $       2         $        2           $     2
-----------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance at January 1                                                       $1,030             $  359            $  292
Issuance of common stock                                                      184                494                --
Issuance of common stock pursuant to Chigen amalgamation                       --                157                --
Issuance of common stock under benefit plans
   and exercise of stock options and warrants                                  16                 12                 3
Tax benefit associated with the exercise of options                            13                  8                15
Issuance of common stock on conversion of 6.5% subordinated
   debentures, net ($13.08 per share)                                          --                 --                49
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                     $1,243             $1,030            $  359
-----------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at January 1                                                      $   581            $   396           $   271
Net income for the year                                                       311                185               125
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                    $   892            $   581           $   396
=======================================================================================================================
ACCUMULATED OTHER COMPREHENSIVE LOSS (cumulative foreign currency translation adjustment)
Balance at January 1                                                      $  (131)           $   (33)          $   (10)
Foreign currency translation adjustment                                      (212)               (98)              (23)
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                    $  (343)           $  (131)          $   (33)
=======================================================================================================================
TREASURY STOCK
Balance at January 1 and December 31                                       $   --           $     (1)          $    (3)
-----------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                 $1,794             $1,481            $  721
-----------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME
Net income for the year                                                    $  311             $  185            $  125
Foreign currency translation adjustment                                      (212)               (98)              (23)
-----------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                       $   99             $   87            $  102
-----------------------------------------------------------------------------------------------------------------------

                 See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

     The AES Corporation and its subsidiaries and affiliates, (collectively "AES" or the "Company") is a global power company primarily engaged in owning and operating electric power generation and distribution businesses in many countries around the world.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements of the Company include the accounts of AES, its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method. Intercompany transactions and balances have been eliminated.

     CASH AND CASH EQUIVALENTS -- The Company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities with an original maturity of three months or less to be cash and cash equivalents.

     INVESTMENTS -- Securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at historical cost. Other investments that the Company does not intend to hold to maturity are classified as available-for-sale, and any significant unrealized gains or losses are recorded as a separate component of stockholders' equity. Interest and dividends on investments are reported in interest income. Gains and losses on sales of investments are recorded using the specific identification method. Short-term investments consist of investments with original maturities in excess of three months but less than one year. Debt service reserves and other deposits, which might otherwise be considered cash and cash equivalents, are treated as noncurrent assets (see Note 3).

     ACCOUNTS RECEIVABLE -- Accounts receivable include a provision for uncollectible amounts of $59 million at December 31, 1998 associated with receivables arising from the Company's operations in the Dominican Republic and Kazakhstan, and $37 million at December 31, 1997 associated with receivables arising from the Company's operations in Kazakhstan.

     INVENTORY -- Inventory, valued at the lower of cost or market (first in, first out method), consists of coal, fuel oil, raw materials, spare parts, and supplies. Inventory consists of the following (in millions):

---------------------------------------------
DECEMBER 31               1998       1997
---------------------------------------------

Coal, fuel oil and
  other raw materials    $ 63      $ 58
Spare parts, materials
  and supplies             56        37
---------------------------------------------
Total                    $119      $ 95
---------------------------------------------

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment, including improvements, is stated at cost. Depreciation, after consideration of salvage value, is computed using the straight-line method over the estimated composite lives of the assets, which range from 3 to 40 years. Maintenance and repairs are charged to expense as incurred. Emergency and rotable spare parts inventories are included in electric generation and distribution assets and are depreciated over the useful life of the related components.

     CONSTRUCTION IN PROGRESS -- Construction progress payments, engineering costs, insurance costs, wages, interest and other costs relating to construction in progress are capitalized. Construction in progress balances are transferred to electric generation and distribution assets when the assets are ready for their intended use. Interest capitalized during development and construction totaled $79 million, $67 million and $27 million in 1998, 1997 and 1996, respectively.

     INTANGIBLE ASSETS -- Goodwill and electricity sales concessions and contracts are amortized on a straight-line basis over their estimated periods of benefit which range from 15 to 40 years. Intangible assets at December 31, 1998 and 1997 are shown net of accumulated amortization of $39 million and $13 million, respectively.

     LONG-LIVED ASSETS -- The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable.

     DEFERRED FINANCING COSTS -- Financing costs are deferred and amortized using the straight-line method over the related financing period, which does not differ materially from the effective interest method of amortization. Deferred financing costs are shown net of accumulated amortization of $70 million and $52 million as of December 31, 1998 and 1997, respectively.

     PROJECT DEVELOPMENT COSTS -- The Company capitalizes the costs of developing new projects after achieving certain project related milestones which indicates that the project is probable. These costs represent amounts incurred for professional services, salaries, permits, options, capitalized interest and other related direct costs. These costs are included in property when financing is obtained, or expensed at the time the Company determines that a particular project will no longer be developed. The continued capitalization is subject to on-going risks related to successful completion, including those related to government approvals, siting, financing, construction, permitting and contract compliance. Certain reimbursable costs related to a project were classified as other assets at December 31, 1997 and were recovered in 1998.

     INCOME TAXES -- The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities and their respective income tax bases.

     FOREIGN CURRENCY TRANSLATION -- Foreign subsidiaries and affiliates translate their assets and liabilities into U.S. Dollars at the current exchange rates in effect at the end of the fiscal period. The revenue and expense accounts of foreign subsidiaries and affiliates are translated into U.S. Dollars at the average exchange rates that prevailed during the period. The gains or losses that result from this process, and gains and losses on intercompany transactions which are long-term in nature, and which the Company does not intend to repatriate, are shown in accumulated other comprehensive loss in the stockholders' equity section of the balance sheet. For subsidiaries operating in highly inflationary economies, the U.S. Dollar is considered to be the functional currency, and transaction gains and losses are included in determining net income. Gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those that are hedged, are included in determining net income. Foreign currency gains and losses that will be recovered through tariff adjustments as provided for in power sales contracts are deferred and recognized as they are recovered under contract terms.

     During early 1999, the Brazilian Real experienced a significant devaluation relative to the U.S. Dollar, declining from 1.21 Brazilian Reais to the Dollar at December 31, 1998 to 1.79 Reais to the Dollar at February 3, 1999. This devaluation will likely result in significant foreign currency translation and transaction losses for the Company in 1999.

     DEFINED BENEFIT PLANS -- In 1998, the Company adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Retirement Benefits. SFAS No. 132 revises disclosures about pension and other postretirement benefit plans by providing guidance for a standard practical disclosure format. It does not change the measurement or recognition of costs relating to these plans.

     REVENUE RECOGNITION AND CONCENTRATION -- Revenues from the sale of electricity and steam are recorded based upon output delivered and capacity provided at rates as specified under contract terms. Electricity distribution revenues are recognized when power is provided. Most of the Company's power plants rely primarily on one power sales contract with a single customer for the majority of revenues. There were no single customers which accounted for at least 10% of revenues in 1998, three customers accounted for 14%, 12%, and 10% of revenues in 1997 and five customers accounted for 20%, 16%, 16%, 11% and 10% of revenues in 1996. The prolonged failure of any of these customers to fulfill contractual obligations or make required payments could have a substantial negative impact on AES's revenues and profits. The Company does not anticipate non-performance by the customers under these contracts.

     HEDGING ARRANGEMENTS -- The Company enters into various derivative transactions in order to hedge its exposure to certain market risks. The Company currently has outstanding interest rate swap, cap and floor agreements which hedge against interest rate exposure on floating rate project financing debt. These transactions, which are classified as other than trading, are accounted for as hedges, and interest is expensed or capitalized, as appropriate, using effective interest rates. Any fees are amortized as yield adjustments.

     NET INCOME PER SHARE -- Basic and diluted net income per share are based on the weighted average number of shares of common stock and potential common stock outstanding during the period, after giving effect to stock splits (see Note 8). Potential common stock, for purposes of determining diluted earnings per share, includes the effects of dilutive stock options, warrants, deferred compensation arrangements and convertible securities. The effect of such potential common stock is computed using the treasury stock method or the if-converted method, as applicable.

     COMPREHENSIVE INCOME -- In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Changes in Stockholders' Equity for all periods. The adoption of SFAS No. 130 had no impact on the previously reported balances of stockholders' equity.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS -- Certain reclassifications have been made to prior period amounts to conform with the 1998 presentation. In 1998, the Company changed its method of reporting earnings from its equity affiliates to a pre-tax basis. The Company's share of the investee's income taxes is recorded in income tax expense. Amounts for 1997 and 1996 have been reclassified to conform to this presentation (see Note 4).

2. ACQUISITIONS

     In January 1998, a subsidiary of AES acquired an additional 5.6% ownership interest in the former Companhia Centro-Oeste de Distribuicao de Energia Electrica (Sul), an electric distribution company in the state of Rio Grande do Sul, Brazil. Previously, in October 1997, AES had acquired 90% of Sul for approximately $1.4 billion. The additional investment in 1998 of approximately $116 million increased AES's ownership interest in Sul to 95.6%. Approximately $884 million of the acquisition cost represents the value of the 60 year electricity sales concession granted to Sul, which is being amortized over 40 years. Included in current liabilities at December 31, 1997 is $34 million associated with severance costs related to the acquisition.

     Also in January 1998, a subsidiary of AES sold approximately 3.7% of its equity investment in Companhia Energetica de Minas Gerais (Cemig), an integrated electric utility serving the State of Minas Gerais in Brazil for approximately $102 million. Cemig owns approximately 5,000 MW of generating capacity and serves approximately 4 million customers. In June 1997, AES, through a consortium, acquired, for approximately $1 billion, a 14.41% interest in Cemig. This investment represents a 33% voting interest. Through the consortium, the Company has the ability to exercise significant influence over the operations of Cemig and records the investment using the equity method. After the January 1998 sale of a portion of its equity investment, AES's net investment represents a 9.4% ownership interest in Cemig.

     In February 1998, a subsidiary of the Company  acquired,  for approximately
$97 million, 80% of Compania de Luz Electrica de Santa Ana (Clesa), an electricity distribution company in El Salvador, and subsequently sold 16% of its interest for approximately $15 million. At December 31, 1998, the Company's ownership interest was 64%. Approximately $32 million of the acquisition cost represents the value of the electricity sales concession granted to Clesa, which has no expiration date, and is being amortized over 40 years.

     In April 1998, a subsidiary of AES acquired for no consideration a 45 MW hydroelectric plant (Caracoles) from the government of the San Juan Province in Argentina. The project represents the operation, under a 30 year concession agreement, and refurbishment, of the hydroelectric plant as well as the construction of a new 230 MW plant (Punta Negra) at the same site. The construction of Punta Negra will be funded with cash flows from Caracoles as well as a contribution of approximately $139 million from the government of San Juan. AES will operate the Punta Negra facility under a 30 year concession agreement, at which time the facility will revert to the government of San Juan.

     In May 1998, a subsidiary of AES acquired three natural gas-fired electric generating stations (Southland) from Southern California Edison for approximately $786 million. Approximately $45 million of the purchase price represents goodwill and is being amortized over 40 years.

     In June 1998, a subsidiary of AES acquired approximately 90% of Empresa Distribuidora de La Plata S.A. (Edelap), an electric distribution company in the province of Buenos Aires, Argentina for approximately $355 million. In November 1998, the subsidiary sold one-third of its 90% interest for approximately $61 million and a proportionate percentage of related project debt (approximately $64 million). At December 31, 1998, the Company's ownership interest is 60%. Approximately $129 million of the acquisition cost represents the value of the 90 year electricity sales concession agreement, which is being amortized over 40 years.

     In late December 1998, a subsidiary of the Company acquired a 49% share of the Orissa Power Generation Corporation (OPGC) a state government-owned company in India, for approximately $144 million. The remaining interest is owned by the Orissa state government. OPGC owns and operates a 420 MW mine-mouth coal-fired power station. Also in late December, the Company acquired a 75% interest in Telasi, the electricity distribution company of Tbilisi, Republic of Georgia, for approximately $26 million. The Company has not recorded any income or earnings from these two acquisitions during 1998 because it took over operating control of both companies in January 1999.

     In January 1997, the Company acquired an additional 2.4% interest in Light-Servicos de Electricidade S.A. (Light), a publicly-held Brazilian corporation that operates as the concessionaire of an integrated electric power generation, transmission and distribution system which serves Rio de Janeiro, Brazil. In June 1996, AES and three other partners participated in a consortium which acquired a 50.44% controlling interest. The additional investment in 1997 of approximately $82 million, increased AES's holdings in Light to 13.75%. Through the consortium, the Company has the ability to exercise significant influence over the operations of Light and records the investment using the equity method.

     In May 1997, AES completed its amalgamation with AES China Generating Co., Ltd. (Chigen). As a result of the amalgamation, the Company issued approximately 5 million shares of AES Common Stock, valued at $157 million, in exchange for all of the out-standing Chigen Class A Common Stock. Approx imately $29 million of the transaction cost represents values assigned to power purchase contracts which are being amortized over their respective lives, which range from 16 to 25 years.

     Also in May 1997, a subsidiary of the Company acquired 60% of two electric distribution companies sold as part of the Argentine government privatization program. The companies purchased were Empresa Distribudora Energia Norte (Eden), which serves the northern part of the Buenos Aires province, and Empresa Distribudora Energia Sur (Edes), which serves the southern part of the province. The Company, together with its partner, invested approximately $565 million to acquire a 90% ownership interest in each company. Approximately $204 million of the acquisition cost represents the value of the 95 year electricity sales concessions granted to Eden and Edes, and is being amortized over 40 years.

     In June 1997, AES acquired the international assets of Destec Energy, Inc. for approximately $439 million. The purchase included five electric generating plants in construction or operation and a number of power projects in development. The plants acquired by AES (with ownership percentages in parenthesis) include a 110 MW gas-fired combined cycle plant in Kingston, Canada (Kingston) (50%); a 405 MW gas-fired combined cycle plant under construction in Terneuzen, Netherlands (Elsta) (50%); a 140 MW gas-fired simple cycle plant in Cornwall, England (Indian Queens) (100%); a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (Los Mina) (100%); and a 1,600 MW coal-fired plant in Victoria, Australia (Hazelwood) (20%). Approximately $172 million of the acquisition cost represents the value of various contracts which are being amortized over the respective lives which range from 14 to 34 years, and a $67 million liability was accrued related to the completion of construction at Elsta. Construction at Elsta was completed in September 1998.

     The Hazelwood investment was classified as held for sale at December 31, 1997, and was subsequently sold in February 1998. The Company recognized a foreign currency transaction loss of $5 million in 1997 related to this investment.

     In October 1997, a subsidiary of the Company acquired an 85% interest in two hydro-electric stations (GES) and four combined heat and power stations
(TETS) in eastern Kazakhstan (Altai). Altai has a total electric capacity of 1,384 MW with an additional equivalent thermal capacity of approximately 1,000 MW. The purchase price was approximately $24 million for the 20 year GES concession and the TETS shares.

     These acquisitions were all accounted for as purchases. The purchase price allocations for Clesa, Caracoles, Southland, Edelap, Telasi and OPGC have been completed on a preliminary basis, subject to adjustments resulting from additional facts that may come to light when the engineering, environmental, and legal analyses are completed during the respective allocation periods. The accompanying financial statements include the operating results of Clesa from February 1998, Caracoles from April 1998, Southland from May 1998, Edelap from June 1998, Eden and Edes from May 1997, equity in earnings of Cemig and Kingston from June 1997, and the operating results of Los Mina and Indian Queens from June 1997, and Sul and Altai from October 1997.

     The table below presents supplemental unaudited proforma operating results as if all of the acquisitions had occurred at the beginning of 1997 (in millions, except per share amounts):

---------------------------------------
For the year ended      1998     1997
---------------------------------------

Revenues              $2,498  $ 2,100
Income before
  extraordinary item     304      151
Net income               308      148
Basic earnings
  per share          $  1.74  $  0.89
Diluted earnings
  per share          $  1.68  $  0.87
---------------------------------------

     The proforma results are based upon assumptions and estimates which the Company believes are reasonable. The proforma results do not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred on January 1, 1997, nor are they intended to be a projection of future results.

     In January 1999, a subsidiary of the Company acquired a 49% interest in three hydro-electric generating facilities in Panama for approximately $91 million.

3. INVESTMENTS
The short-term investments and debt service reserves and other deposits were invested as follows (in millions):

================================================================================
DECEMBER 31                                          1998                1997
================================================================================
RESTRICTED CASH AND CASH EQUIVALENTS (1)           $  108              $  130
--------------------------------------------------------------------------------
HELD-TO-MATURITY
U.S. treasury and government agency securities         15                  37
Foreign certificates of deposit                         1                  95
Commercial paper                                       95                  66
--------------------------------------------------------------------------------
Subtotal                                              111                 198
--------------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. treasury and government agency securities          -                  15
Certificates of deposit                                 -                   2
Commercial paper                                       21                  15
Floating rate notes                                     -                   3
--------------------------------------------------------------------------------
Subtotal                                               21                  35
--------------------------------------------------------------------------------
TOTAL                                              $  240              $  363
================================================================================

(1) amounts required to be maintained in cash in accordance with certain covenants of various project financing agreements.

At December 31, 1998 and 1997, the Company's investments were classified as either held-to-maturity or available-for-sale. The amortized cost and estimated fair value of the investments at December 31, 1998 and 1997 classified as held-to-maturity and available-for-sale were approximately the same.

Short-term investments classified as held-to-maturity and available-for-sale were $16 million and $15 million, respectively, at December 31, 1998, and $111 million and $16 million, respectively, at December 31, 1997. Also included in short-term investments at December 31, 1998 is restricted cash of approximately $4 million. There was no restricted cash in short-term investments at December 31, 1997.

4. INVESTMENTS IN AND ADVANCES TO AFFILIATES

The Company is a party to joint venture/consortium agreements through which the Company has equity investments in several operating companies. The joint venture/consortium parties generally share operational control of the investee. The agreements prescribe ownership and voting percentages as well as other matters. The Company records its share of earnings from its equity investees on a pre-tax basis. The Company's share of the investee's income taxes is recorded in income tax expense. The following table represents summarized financial information (in millions) for equity method affiliates on a combined 100% basis. Amounts presented for 1998 include the accounts of Northern/AES Energy (45% owned U.S. affiliate) and for both 1998 and 1997 include the accounts of NIGEN, Ltd. (NIGEN) (47% owned UK affiliate), Medway Power Ltd. (Medway)(25% owned UK affiliate), Light (13.75% owned Brazilian affiliate), affiliates of Chigen, Kingston (50% owned Canadian affiliate), Elsta (50% owned Netherlands affiliate), and Cemig (9.4% and 13.1%, in 1998 and 1997, respectively, owned Brazilian affiliate). Amounts presented for 1996 include the accounts of NIGEN, Medway, Light (11.35% owned Brazilian affiliate), and affiliates of Chigen.

================================================================================
AS OF AND FOR THE YEARS ENDED DECEMBER 31          1998       1997     1996
================================================================================
Revenues                                          $ 8,091  $ 3,991   $ 1,959
Operating income                                    2,079      984       497
Net income                                          1,146      670       383
Current  assets                                     2,712    1,698       889
Noncurrent  assets                                 19,025   14,800     4,914
Current  liabilities                                4,809    1,809       863
Noncurrent  liabilities                             7,356    4,752     2,108
Stockholders' equity                                9,572    9,937     2,832
================================================================================

     The Company's after tax share of undistributed earnings of affiliates included in consolidated retained earnings was $50 million and $57 million at December 31, 1998 and 1997, respectively. The Company charged and recognized construction revenues, management fees and interest on advances to its affiliates which aggregated $19 million, $42 million, and $9 million for each of the years ended December 31, 1998, 1997 and 1996, respectively.

5. DEBT
PROJECT FINANCING DEBT -- Project financing debt at December 31, 1998 and 1997 consisted of the following (in millions):

======================================================================================
                                                INTEREST      FINAL        DECEMBER 31
                                                 RATE(1)     MATURITY    1998     1997
======================================================================================
SENIOR DEBT - VARIABLE RATE
Notes payable to banks                              7.3%       2017    $3,011   $1,830
Commercial paper                                    6.9%       2007       291      598
Debt to (or guaranteed by) multilateral
  or export credit agencies                         5.8%       2010       452      429
SENIOR DEBT - FIXED RATE
Notes payable to banks                             10.0%       2009       689      623
Capital leases                                      7.6%       2022       135      143
Tax-exempt bonds                                    7.4%       2019        74       74
Chigen bonds                                       10.1%       2006       162      180
Debt to (or guaranteed by) multilateral
  or export credit agencies                         6.5%       2008       135      133
SUBORDINATED DEBT - VARIABLE AND FIXED RATE        12.4%       2014        53       75
--------------------------------------------------------------------------------------
SUBTOTAL                                                                5,002    4,085
Less current maturities                                                (1,405)    (596)
--------------------------------------------------------------------------------------
TOTAL                                                                  $3,597   $3,489
======================================================================================

(1) weighted average interest rate at December 31, 1998


     Project financing debt borrowings are primarily collateralized by the capital stock of the relevant subsidiary and in certain cases, the physical assets of and all significant agreements associated with such business.

     The  Company  has  interest  rate  swap  and  forward  interest  rate  swap agreements in an aggregate notional principal amount of $1,366 million at December 31, 1998. The swap agreements effectively change the variable interest rates on the portion of the debt covered by the notional amounts to weighted average fixed rates ranging from approximately 7.4% to 12.1%. The agreements expire at various dates from 1999 through 2014. In the event of nonperformance by the counterparties, the Company may be exposed to increased interest rates, however, the Company does not anticipate nonper formance by the counterparties, which are multinational financial institutions. At December 31, 1998, subsidiaries of the Company have interest rate cap, floor and forward interest rate cap agreements at various rates with remaining terms ranging from one to 18 years in an aggregate notional amount of $1,365 million.

     The commercial paper borrowings are supported by an irrevocable letter of credit issued by a U.S. financial institution. In the event of nonperformance or credit deterioration of the institution, the Company may be exposed to the risk of higher effective interest rates. The Company does not believe that such nonperformance or credit deterioration is likely.

     At December 31, 1998, the current portion of project financing debt includes $1,053 million of short-term loans incurred to finance the acquisitions of Sul ($729 million) in Brazil, and Eden, Edes and Edelap ($324 million) in Argentina. The Company's intention is to replace some or all of such loans with long-term project financing.

OTHER NOTES PAYABLE -- Other notes payable at December 31, 1998 and 1997 consisted of the following (in millions):

=======================================================================================================================
                                               Interest        Final          First Call
                                               Rate (1)       Maturity           Date            1998           1997
=======================================================================================================================

Corporate revolving bank loan (1)                 7.21%         2000                --          $  233       $     27
Senior notes                                      8.00%         2008              2000             200             --
Senior subordinated notes                        10.25%         2006              2001             250            250
Senior subordinated notes                         8.38%         2007              2002             325            325
Senior subordinated notes                         8.50%         2007              2002             375            375
Senior subordinated debentures                    8.88%         2027              2004             125            125
Convertible junior subordinated notes             4.50%         2005              2001             150             __
Unamortized discounts                                                                               (6)            (6)
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                                                         1,652          1,096
Less current maturities                                                                             (8)            --
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                           $1,644         $1,096
=======================================================================================================================

(1) weighted average interest  rate at December 31, 1998 on floating  rate loan.

     Under the terms of the $600 million corporate revolving bank loan and letter of credit facility (Revolver), the Company must reduce its direct borrowings to $225 million for 30 consecutive days annually to obtain additional loans. Commitment fees on the unused portion at December 31, 1998 are .38% per annum, and as of that date $173 million was available. The Company's senior subordinated notes are general unsecured obligations of the Company.

     The Company's 9.75% senior subordinated notes due 2000 were refinanced in August 1997. As a result, the Company recorded an extraordinary loss of $3 million, which is net of a $2 million tax benefit.

     Chigen bonds in the amount of $18 million, were redeemed in 1998 prior to maturity. As a result, the Company has recorded an extraordinary gain of $4 million, net of income tax of $2 million.

     FUTURE MATURITIES OF DEBT -- Scheduled maturities of total debt at December 31, 1998 are (in millions):

=====================================
  1999                         $1,413
  2000                            566
  2001                            358
  2002                            282
  2003                            268
  Thereafter                    3,767
-------------------------------------
  TOTAL                        $6,654
=====================================

     COVENANTS -- The terms of the Company's Revolver, senior and junior subordinated notes and project financing debt agreements contain certain restrictive covenants. The covenants provide for, among other items, maintenance of certain reserves, and require that minimum levels of working capital, net worth and certain financial ratio tests are met. The most restrictive of these covenants include limitations on incurring additional debt and on the payment of dividends to stockholders.

     The project financing debt limitations of AES's subsidiaries permit the payment of dividends to the parent company out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods. As of December 31, 1998, approximately $57 million was available under project loan documents for distribution by U.S. subsidiaries.

6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES-- As of December 31, 1998, the Company and its consolidated subsidiaries were obligated under long-term non-cancelable operating leases, primarily for office rental and site leases. Rental expense for operating leases was $4 million, $6 million and $4 million in the years ended December 31, 1998, 1997 and 1996, respectively. The future minimum lease commitments under these leases are $4 million for 1999 and 2000, $3 million for 2001 and 2002, $6 million for 2003, and a total of $71 million for the years thereafter.

     CONTRACTS -- A subsidiary of the Company has entered into "take-or-pay" contracts for the purchase of electricity with a term of up to thirteen years. Purchases in 1998 were approximately $214 million. The future commitments under these contracts are $228 million for 1999, $229 million for 2000, $237 million for 2001, $253 million for 2002, $231 million for 2003 and a total of $1,229 million for the years thereafter.

     Operating subsidiaries of the Company enter into various long-term contracts for the purchase of fuel subject to termination only in certain limited circumstances. These contracts have remaining terms of 1 to 28 years. One subsidiary has entered into a "take-or-pay" contract for the purchase of natural gas. Purchases in 1998 were approximately $12 million. The future commitments under this contract are $27 million for 1999 through 2002, $28 million for 2003 and $136 million thereafter.

     In December 1998, the Company entered into an agreement with one of its electricity customers for one of its plants whereby the customer will buy out the remaining term of the contract. The agreement is subject to regulatory approval. Related to this agreement, the Company has either entered into agreements or is negotiating agreements to terminate its other long-term commitments related to the operation of this plant.

     ACQUISITIONS -- In August 1998, AES won a bid to acquire six coal-fired, electric generating stations from NGE Generation, Inc., an affiliate of New York State Electric and Gas Corporation, for approximately $950 million. In November 1998, AES agreed to acquire the outstanding shares of Cilcorp, Inc., an integrated distribution company in Illinois for approximately $885 million. The Company anticipates completion of both of these acquisitions in 1999, pending regulatory and other approvals.

     ENVIRONMENTAL -- The Company reviews its obligations as it relates to compliance with environmental laws, including site restoration and remediation. Because of the uncertainties associated with environmental assessment and remediation activities, future costs of compliance or remediation could be higher or lower than the amount currently accrued. Based on currently available information, the Company does not believe that any costs incurred in excess of those currently accrued will have a material effect on the financial condition of the Company.

     TRADING ACTIVITY COMMITMENTS -- A subsidiary and an affiliate of the Company participate in the trading of electricity forward contracts with various counterparties and as a result, the Company is exposed to the risk of trading losses by its subsidiary or affiliate, and the risk of nonperformance by its subsidiary, affiliate or counterparties. The Company has provided limited guarantees aggregating $38 million which are included in the amounts disclosed below. The Company does not anticipate nonperformance by its subsidiary, affiliate or the counterparties.

     GUARANTEES -- In connection with certain of its project financing, acquisition and power purchase agreements, AES has expressly undertaken limited obligations and commitments, most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments, excluding those collateralized by letter of credit obligations discussed below, were limited as of December 31, 1998, by the terms of the agreements, to an aggregate of approximately $399 million. The Company is also obligated under other commitments which are limited to amounts, or percentages of amounts, received by AES as distributions from its project subsidiaries. These amounts aggregated $33 million as of December 31, 1998. In addition, the Company has commitments to fund its equity in projects currently under development or in construction. At December 31, 1998 such commitments to invest amounted to approximately $19 million.

     LETTERS OF CREDIT -- At December 31, 1998, the Company had $194 million in letters of credit outstanding under its Revolver which operate to guarantee performance relating to certain project development activities and subsidiary operations. The Company pays a letter of credit fee ranging from 0.75% to 1.50% on the outstanding amounts. In addition, the Company had $29 million in surety bonds outstanding at December 31, 1998.

     LITIGATION -- The Company is involved in certain legal proceedings in the normal course of business. It is the opinion of the Company that none of the pending litigation will have a material adverse effect on its results of operations, financial position, or cash flows.

7. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS
During 1997, two wholly-owned special purpose business trusts (individually, AES Trust I and AES Trust II and collectively, the Trusts) issued Term Convertible Securities (Tecons). On March 31, AES Trust I issued 5 million of $2.6875 Tecons (liquidation value $50) for total proceeds of $250 million and concurrently purchased $250 million of 5.375% junior subordinated convertible debentures due 2027 of AES (individually the 5.375% Debentures). On October 29, AES Trust II issued 6 million of $2.75 Tecons (liquidation value $50) for total proceeds of $300 million and concurrently purchased $300 million of 5.5% junior subordinated convertible debentures due 2012 of AES (individually the 5.5% Debentures and collectively with the 5.375% Debentures the Junior Debentures). The sole assets of AES Trust I are the 5.375% Debentures and the sole assets of AES Trust II are the 5.5% Debentures. The obligations of the Trusts, as provided under the terms of the Tecons, are fully and unconditionally guaranteed by AES.

     Dividends on the Tecons are payable quarterly at an annual rate of 5.375% by AES Trust I and 5.5% for AES Trust II. The Trusts are each permitted to defer payment of dividends for up to 20 consecutive quarters, provided that AES has exercised its right to defer interest payments under the corresponding Junior Debentures. During such deferral periods, dividends on the Tecons will accumulate quarterly and accrue interest and AES may not declare or pay dividends on its common stock. The Tecons are convertible into the common stock of AES at each holder's option prior to March 31, 2027 for AES Trust I and September 30, 2012 for AES Trust II at the rate of 1.3812 and .8914 shares, respectively, representing a conversion price equivalent to $36.20 and $56.09 per share respectively.

     AES, at its option, can redeem the 5.375% Debentures after March 31, 2000 which would result in the required redemption of the Tecons issued by AES Trust I, for $51.68 per Tecon, reduced annually by $0.336 to a minimum of $50 per Tecon and can redeem the 5.5% Debentures after September 30, 2000 which would result in the required redemption of the Tecons issued by AES Trust II, for $51.72 per Tecon, reduced annually by $0.344 to a minimum of $50 per Tecon.

    Interest expense for the year ended December 31, 1998 and 1997 includes $ 14 million and $10 million, respectively related to the dividends accrued on the Tecons of AES Trust I and $17 million and $3 million related to AES Trust II, respectively.

8. STOCKHOLDERS' EQUITY
SALE OF STOCK -- In August 1998, the Company sold 4.3 million shares of common stock at $44.625 per share. Net proceeds from the offering were $184 million.

     STOCK SPLIT AND STOCK DIVIDEND -- On July 15, 1997 the Board of Directors authorized a two-for-one split, effected in the form of a stock dividend, payable to stockholders of record on August 28, 1997. Accordingly, all outstanding share, per share and stock option data in all periods presented have been restated to reflect the split.

     STOCK   CONVERSION  --  On  July  30,  1996,  $49  million  of  convertible debentures, net of conversion costs, were converted into 3.8 million shares of AES common stock at a conversion price of $13.08 per share.

     STOCK OPTIONS AND WARRANTS -- The Company has granted options to purchase shares of common stock under its stock option plans. Under the terms of the plans, the Company may issue options to purchase shares of the Company's common stock at a price equal to 100% of the market price at the date the option is granted. The options become eligible for exercise under various schedules. At December 31, 1998, there were approximately 3.4 million shares reserved for future grants under the plans.

A summary of the option activity follows (in thousands of shares):
========================================================================================================================
FOR THE YEARS ENDED DECEMBER 31             1998                          1997                          1996
========================================================================================================================
                                            WEIGHTED-AVERAGE             WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                     SHARES  EXERCISE PRICE        SHARES EXERCISE PRICE         SHARES  EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------------
Outstanding - beginning of year      8,896       $13.29            8,020      $ 9.30             8,126      $ 7.28
Exercised during the year           (1,043)        8.60             (941)       7.78              (960)       5.35
Forfeitures during the year            (10)       31.99              (58)      11.23              (432)      10.28
Granted during the year                 83(1)     34.36              999       34.42             1,286       19.39
Conversion of Chigen options            --           --              876       19.67                --          --
------------------------------------------------------------------------------------------------------------------------
Outstanding - end of year            7,926       $14.10            8,896      $13.29             8,020      $ 9.30
========================================================================================================================
Eligible for exercise - end of year  6,855       $12.54            6,163     $  9.37             4,264      $ 6.43
========================================================================================================================

(1) Additional stock options for 1998 performance were granted in February 1999. The Company issued approximately one million options to purchase shares at a price of $34.25 per share.

The following table summarizes information about stock options outstanding at December 31, 1998 (in thousands of shares):

==================================================================================================================
                                            OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
==================================================================================================================
                                              WEIGHTED-AVERAGE    WEIGHTED-                           WEIGHTED-
  RANGE OF                            TOTAL    REMAINING LIFE      AVERAGE              TOTAL          AVERAGE
EXERCISE PRICES                   OUTSTANDING    (IN YEARS)    EXERCISE PRICE         EXERCISABLE  EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------------
$.78   - $3.24                      1,400            1.8          $  2.97               1,400         $  2.97
$3.25  - $9.88                      1,849            5.1             8.88               1,475            8.76
$9.89  - $14.40                     2,045            6.3            10.42               2,029           10.42
$14.41 - $22.85                     1,540            7.3            20.11               1,408           20.30
$22.86 - $58.00                     1,092            8.3            35.65                 543           35.22
-----------------------------------------------------------------------------------------------------------------
TOTAL                               7,926                         $ 14.10               6,855         $ 12.54
-----------------------------------------------------------------------------------------------------------------

     The Company accounts for its stock-based compensation plans under APB No. 25, and has adopted SFAS No. 123, Accounting For Stock-Based Compensation, for disclosure purposes. No compensation expense has been recognized in connection with the options, as all options have been granted only to AES people, including Directors, with an exercise price equal to the market price of the Company's common stock on the date of grant. For SFAS No. 123 disclosure purposes, the weighted average fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

==================================================
                                1998   1997  1996
==================================================

Interest rate (risk-free)       4.7%  5.9%  6.5%
Volatility                       47%   37%   28%
==================================================

     Using these assumptions, an expected option life of 7 years and a dividend yield of zero, the weighted average fair value of each stock option granted was $19.02, $17.86 and $8.81, for the years ended December 31, 1998, 1997 and 1996, respectively.

    Had compensation expense been determined under the provisions of SFAS No. 123, utilizing the assumptions detailed in the preceding paragraph, the Company's net income and earnings per share for the years ended December 31, 1998, 1997 and 1996 would have been reduced to the following pro forma amounts (in millions):

================================================================================
FOR THE YEARS ENDED DECEMBER 31                        1998     1997     1996
================================================================================
NET INCOME:
As reported                                            $ 311    $185      $ 125
Pro forma                                                301     174        123
BASIC EARNINGS PER SHARE:
As Reported                                            $1.75    $1.11     $0.83
Pro forma                                               1.70     1.04      0.81
DILUTED EARNINGS PER SHARE:
As reported                                            $1.69    $1.09     $0.80
Pro forma                                               1.64     1.00      0.78
================================================================================

    The disclosures of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock or change in dividend policy.

     In addition to the options, the Company has outstanding warrants to purchase up to 1.3 million shares of its common stock at $14.72 per share through July 2000.

     CHIGEN -- In May 1997, the Company acquired all of the outstanding Class A shares of Chigen by amalgamating Chigen with a wholly-owned subsidiary of the Company. As a result of this transaction, the Company issued approximately 5 million shares of its common stock. As part of the amalgamation, the Company also converted the outstanding options of the Chigen stock option plan to AES stock options at the ratio of .29 to 1.

9. EARNINGS PER SHARE
The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income before extraordinary item. In the table below Income represents the numerator (in millions) and Shares represent the denominator (in thousands):

=======================================================================================================================
FOR THE YEARS ENDED DECEMBER 31              1998                            1997                         1996
=======================================================================================================================
                                                      $ PER                         $ PER                       $ PER
                                      INCOME SHARES   SHARE         INCOME  SHARES  SHARE         INCOME SHARES SHARE
-----------------------------------------------------------------------------------------------------------------------
BASIC EPS
Income before extraordinary item       $307   177.5   $1.73          $188    166.6  $1.13          $125   151.5 $0.83
EFFECT OF DILUTIVE SECURITIES
Stock options and warrants               --     4.3                    --      4.4                   --     2.7
Stock units allocated to deferred
  compensation plans                     --     0.3                    --      0.5                   --     0.5
Tecons and other convertible debt,
  net of tax                              9     6.9                    10      6.3                    1     2.5
-----------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE             $316   189.0   $1.67          $198    177.8  $1.11          $126   157.2 $0.80
=======================================================================================================================

10. INCOME TAXES

INCOME TAX PROVISION -- The provision for income taxes consists of the following (in millions):

================================================================================
FOR THE YEARS ENDED DECEMBER 31        1998              1997            1996
================================================================================
Federal
  Current                             $  (9)            $   7            $ 19
  Deferred                               61                22              27
State
  Current                                 3                19              12
  Deferred                               (5)               (6)             (2)
Foreign
  Current                                82                18              10
  Deferred                               13                17               8
--------------------------------------------------------------------------------
Total                                 $ 145              $ 77            $ 74
================================================================================

    The Company records its share of earnings of its equity investees on a pre-tax basis. The Company's share of the investee's income taxes is recorded in income tax expense; amounts for prior years have been reclassified as such.

    EFFECTIVE AND STATUTORY RATE RECONCILIATION -- A reconciliation of the U.S. statutory Federal income tax rate to the Company's effective tax rate as a percentage of income before taxes (after minority interest) is as follows:

================================================================================
For the Years Ended December 31       1998              1997            1996
================================================================================

Statutory Federal tax rate              35%               35%             35%
Change in valuation allowance           --                (1)             (1)
State taxes, net of Federal tax benefit (1)                3               3
Taxes on foreign earnings               (1)               (7)             --
Other - net                             (1)               (1)             --
--------------------------------------------------------------------------------
Effective tax rate                      32%               29%             37%
================================================================================


     DEFERRED INCOME TAXES -- Deferred income taxes relate principally to accelerated depreciation methods used for tax purposes and certain other expenses which are deducted for income tax purposes in different periods than for financial reporting purposes. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

    As of December 31, 1998, the Company had Federal net operating loss carryforwards for tax purposes of approximately $85 million expiring from 2008 through 2018, Federal investment tax credit carryforwards for tax purposes of approximately $51 million expiring in years 2002 through 2006, and Federal alternative minimum tax credits of approximately $44 million which carryforward without expiration. As of December 31, 1998, the Company had foreign net operating loss carryforwards of approximately $100 million which expire at various times beginning in 2001, and some of which carryforward without expiration. The Company had state net operating loss carryforwards as of December 31, 1998 of approximately $215 million expiring in years 1999 through 2018, and state tax credit carryforwards of approximately $11 million expiring in years 2001 through 2008.

     The valuation allowance increased by $2 million during 1998 to $33 million at December 31, 1998. This increase was the result of increased foreign net operating loss carryforwards, the ultimate realization of which is uncertain. The Company believes that it is more likely than not that the remaining deferred tax assets will be realized.

Deferred tax assets and liabilities are as follows (in millions):

================================================================================
FOR THE YEARS ENDED DECEMBER 31                      1998               1997
================================================================================
Differences between book and tax basis of
  property and total deferred tax liability          $ 469              $ 476
--------------------------------------------------------------------------------
Operating loss carryforwards                           (69)               (75)
Bad debt and other book provisions                     (48)               (47)
Retirement costs                                       (26)               (31)
Tax credit carryforwards                              (107)              (104)
Other deductible temporary differences                 (55)               (24)
--------------------------------------------------------------------------------
Total gross deferred tax asset                        (305)              (281)
Less: valuation allowance                               33                 31
--------------------------------------------------------------------------------
Total net deferred tax asset                          (272)              (250)
--------------------------------------------------------------------------------
Net deferred tax liability                           $ 197              $ 226
================================================================================

     Undistributed earnings of certain foreign affiliates aggregated $257 million on December 31, 1998. The Company considers these earnings to be indefinitely reinvested outside of the U.S. and, accordingly, no U.S. deferred taxes have been recorded with respect to such earnings. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings. A deferred tax asset of $35 million has been recorded as of December 31, 1998 for the cumulative effects of certain foreign currency translation losses.

    Income from continuing operations before income taxes and extraordinary items consisted of the following:

================================================================================
FOR THE YEARS ENDED DECEMBER 31             1998           1997           1996
================================================================================
United States                               $211           $199           $175
Foreign                                      241             66             24
--------------------------------------------------------------------------------
Total                                       $452           $265           $199
================================================================================

11. PROFIT SHARING AND DEFERRED
    COMPENSATION PLANS

PROFIT SHARING AND STOCK OWNERSHIP PLANS -- The Company sponsors two profit sharing and stock ownership plans, qualified under section 401 of the Internal Revenue Code, which are available to eligible AES people. The plans provide for Company matching contributions, other Company contributions at the discretion of the Compensation Committee of the Board of Directors, and discretionary tax deferred contributions from the participants. Participants are fully vested in their own contributions and the Company's matching contributions. Participants vest in other Company contributions over a five-year period. Company contributions to the plans were approximately $5 million for the years ended December 31, 1998 and 1997 and $4 million for the year ended December 31, 1996.

     DEFERRED COMPENSATION PLANS -- The Company sponsors a deferred compensation plan under which directors of the Company may elect to have a portion, or all, of their compensation deferred. The amounts allocated to each participant's deferred compensation account may be converted into common stock units. Upon termination or death of a participant, the Company is required to distribute, under various methods, cash or the number of shares of common stock accumulated within the participant's deferred compensation account. Distribution of stock is to be made from common stock held in treasury or from authorized but previously unissued shares. The plan terminates and full distribution is required to be made to all participants upon any change of control of the Company (as defined in the plan document).

     In addition, the Company sponsors an executive officers' deferred compensation plan. At the election of an executive officer, the Company will establish an unfunded, non-qualified compensation arrangement for each officer who chooses to terminate participation in the Company's profit sharing and employee stock ownership plans. The participant may elect to forego payment of any portion of his or her compensation and have an equal amount allocated to a contribution account. In addition, the Company will credit the participant's account with an amount equal to the Company's contributions (both matching and profit sharing) that would have been made on such officer's behalf if he or she had been a participant in the profit sharing plan. The participant may elect to have all or a portion of the Company's contributions converted into stock units. Dividends paid on common stock are allocated to the participant's account in the form of stock units. The participant's account balances are distributable upon termination of employment or death.

     The Company also sponsors a supplemental retirement plan covering certain highly-compensated AES people. The plan provides incremental profit sharing and matching contributions to participants that would have been paid to their accounts in the Company's profit sharing plan if it were not for limitations imposed by income tax regulations. All contributions to the plan are vested in the manner provided in the Company's profit sharing plan, and once vested are nonforfeitable. The participant's account balances are distributable upon termination of employment or death.

     DEFINED BENEFIT PLANS -- Two of the Company's subsidiaries, Sul and Clesa, have defined benefit pension plans covering substantially all of their respective employees. Pension benefits are based on years of credited service, age of the participant and average earnings. Sul's plan assets are comprised of Brazilian government securities and bonds, stocks of publicly-traded Brazilian companies and real estate holdings. Clesa's pension plan is unfunded.

Significant   assumptions  used  in  the  calculation  of  pension  expense  and obligation are as follows:

================================================================================
                                                          1998          1997(1)
                                                       Sul   Clesa
================================================================================
Discount rate                                           6%     11%        6%
Rate of compensation increase                           2%      7%        2%
Long-term rate of return on plan assets                 6%      --        6%
================================================================================

     Net benefit cost for the year ended December 31, 1998 and the two months ended December 31, 1997 (subsequent to the date of the Sul acquisition) includes the following components (in millions):

================================================================================
December 31                                           1998              1997(1)
================================================================================
Service cost                                           $ 2              $ .3
Interest cost on projected benefit obligation            3                .1
Expected return on plan assets                          (1)               .3
Recognized actuarial gain                               --                .1
--------------------------------------------------------------------------------
Net benefit cost                                       $ 4              $ .8
================================================================================

The changes in the benefit obligations of the two plans combined for the years ended December 31, 1998 and 1997 are as follows (in millions):

--------------------------------------------------------------------------------
                                                      1998              1997(1)
--------------------------------------------------------------------------------
CHANGES IN BENEFIT OBLIGATIONS:
Benefit obligation at beginning of year               $ 72               $--
Effect of foreign currency exchange rate change
   on beginning balance                                 (5)               --
Service cost                                             2                --
Interest cost                                            3                --
Plan participant contributions                          --                 1
Actuarial loss/(gain)                                    6                (2)
Acquisition                                              3                73
Benefits paid                                           (1)               --
--------------------------------------------------------------------------------
Benefit obligation as of December 31                  $ 80              $ 72
================================================================================

The changes in the plan assets of the two plans combined for the years ended December 31, 1998 and 1997 are as follows (in millions):

================================================================================
                                                              1998     1997(1)
================================================================================
CHANGES IN PLAN ASSETS:
Fair value of plan assets at beginning of year              $ 31     $--
Effect of foreign currency exchange rate change
   on beginning balance                                       (2)     --
Actual return on plan assets                                   3       1
Acquisition                                                   --      28
Employer contribution                                          2       1
Plan participant contributions                                --       1
Benefits paid                                                 (1)     --
--------------------------------------------------------------------------------
Fair value of plan assets as of December 31                   33      31
================================================================================

The funded status of the two plans combined for the years ended as of December 31, 1998 and 1997 are as follows (in millions):

================================================================================
                                                               1998     1997(1)
================================================================================
Funded status                                                   (47)     (41)
Unrecognized net actuarial loss/(gain)                            5       (3)
--------------------------------------------------------------------------------
Accrued benefit obligation cost as of December 31             $ (42)   $ (44)
================================================================================

(1) Sul only, as Clesa was acquired during 1998 (see Note 2).

The Company is not obligated under any other material post-retirement plans other than the profit sharing, deferred compensation plans and defined benefit plans described in this Note.

12. SEGMENTS
The Company considers its reportable segments to be generation and distribution. Information about the Company's operations and assets by segment is as follows (in millions):

========================================================================================================================
                                                                          PRE-TAX              INVESTMENT IN
                                           DEPRECIATION    OPERATING    EQUITY IN      TOTAL   AND ADVANCES  PROPERTY
                              REVENUES(1) AND AMORTIZATION    INCOME      EARNINGS     ASSETS  TO AFFILIATES  ADDITIONS
========================================================================================================================
Year Ended December 31, 1998
Generation                      $1,443        $  126        $  563         $  33      $ 5,682    $  495      $  369
Distribution                       939            70           218           199        4,687     1,438         148
Corporate and services              16            --           (48)           --          412        --          --
-----------------------------------------------------------------------------------------------------------------------
TOTAL                           $2,398        $  196        $  733        $  232      $10,781    $1,933      $  517
========================================================================================================================
YEAR ENDED DECEMBER 31, 1997
Generation                      $1,081         $  93        $  380         $  21      $ 4,404    $  315      $  483
Distribution                       280            21            24           105        4,269     1,548          28
Corporate and services              50            --           (36)           --          236        --          --
------------------------------------------------------------------------------------------------------------------------
TOTAL                           $1,411        $  114        $  368        $  126      $ 8,909    $1,863      $  511
========================================================================================================================
YEAR ENDED DECEMBER 31, 1996
Generation                      $  824         $  65        $  309         $  21      $ 3,002    $   82      $  506
Distribution                        --            --            --            28          433       409          --
Corporate and services              11            --           (31)           --          187        --          --
------------------------------------------------------------------------------------------------------------------------
TOTAL                           $  835         $  65        $  278         $  49      $ 3,622    $  491      $  506
========================================================================================================================

(1) Intersegment revenues for the years ended December 31, 1998 and 1997 were $69 million and $34 million, respectively.

Information about the Company's operations and long-lived assets by country are as follows (in millions):

========================================================================================================================
                           US       ARGENTINA    BRAZIL      HUNGARY    PAKISTAN      OTHER   TOTAL FOREIGN    TOTAL
========================================================================================================================
REVENUES
1998                     $  655       $423        $478        $227        $213        $402       $1,743      $2,398
1997                        577        291          74         220          23         226          834       1,411
1996                        554        146          --          85          --          50          281         835
========================================================================================================================
LONG-LIVED ASSETS
1998                     $2,329     $1,017        $848        $154        $505        $980       $3,504      $5,833
1997                      1,424        587         875         172         490         726        2,850       4,274
1996                      1,281        203           6         202         393         182          986       2,267
========================================================================================================================

13. FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company's assets and liabilities have been determined using available market information. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value of current financial assets, current financial liabilities, and debt service reserves and other deposits, are estimated to be equal to their reported carrying amounts. The fair value of project financing debt, excluding capital leases, is estimated differently based upon the type of loan. For variable rate loans, carrying value approximates fair value. For fixed rate loans, the fair value is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates. The fair value of interest rate swap, cap and floor agreements is the estimated net amount that the Company would pay to terminate the agreements as of the balance sheet date. The estimated fair values of the tax exempt bonds and Chigen bonds (both included in project financing debt), certain of the other notes payable and Tecons are based on quoted market prices.

The estimated fair values of the Company's debt and derivative financial instruments as of December 31, 1998 and 1997 are as follows (in millions):

================================================================================
DECEMBER 31                             1998                         1997
                                CARRYING       FAIR         CARRYING       FAIR
                                  AMOUNT       VALUE         AMOUNT        VALUE
================================================================================
Project financing debt              $4,867    $4,847         $3,942       $3,953
Other notes payable                  1,652     1,687          1,096        1,116
Tecons                                 550       657            550          661
Interest rate swaps                     --       101             --           81
Interest rate caps and floors, net      --        (5)            --           --
================================================================================

The fair value estimates presented herein are based on pertinent information as of December 31, 1998 and 1997. The Company is not aware of any factors that would significantly affect the estimated fair value amounts since December 31, 1998.

14. NEW ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 provides guidance on the financial reporting of start-up and organization costs. The effect of adopting this Statement in 1999 is not expected to be material to the Company.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 established standards for the accounting and reporting of derivative instruments and hedging activities and will be adopted by the Company during fiscal year 2000. The Company is currently evaluating the impact of the adoption of SFAS No. 133.

15.  QUARTERLY DATA (UNAUDITED)
The following table summarizes the unaudited quarterly statements of operations (in millions, except per share amounts):

=======================================================================================================================
QUARTERS ENDED 1998                               MAR 31                 JUN 30               SEP 30           DEC 31
=======================================================================================================================
Sales and services                                 $ 575                  $ 565                $ 612            $ 646
Gross margin                                         178                    180                  212              241
Income before extraordinary item                      65                     71                   79               92
Extraordinary item, net of taxes                      --                     --                    2                2
Net income                                            65                     71                   81               94
Basic earnings per share:
  Before extraordinary item                        $0.37                  $0.41                $0.44            $0.51
  Extraordinary item                                  --                     --                 0.01             0.01
Basic earnings per share                           $0.37                  $0.41                $0.45            $0.52
Diluted earnings per share:
   Before extraordinary item                       $0.37                  $0.39                $0.43            $0.49
   Extraordinary item                                 --                     --                 0.01             0.01
Diluted earnings per share                         $0.37                  $0.39                $0.44            $0.50
=======================================================================================================================
QUARTERS ENDED 1997                               MAR 31                 JUN 30               SEP 30           DEC 31
=======================================================================================================================
Sales and services                                 $ 261                  $ 261                $ 358            $ 531
Gross margin                                          94                     98                  112              126
Income before extraordinary item                      40                     42                   50               56
Extraordinary item, net of tax benefit                --                     --                   (3)              --

Net income                                            40                     42                   47               56
Basic earnings per share:
  Before extraordinary item                        $0.26                  $0.26                $0.29            $0.32
  Extraordinary item                                  --                     --                (0.02)              --
Basic earnings per share                           $0.26                  $0.26                $0.27            $0.32
Diluted earnings per share:
   Before extraordinary item                       $0.25                  $0.25                $0.28            $0.32
   Extraordinary item                                 --                     --                (0.02)              --
Diluted earnings per share                         $0.25                  $0.25                $0.26            $0.32
=======================================================================================================================

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                                  THE AES CORPORATION

                                                  By: /s/ William R. Luraschi
                                                     ------------------------
                                                     Name: William R. Luraschi
                                                     Title: Vice President and
                                                             General Counsel


Date: March 18, 1999

EXHIBIT INDEX

EX-23 INDEPENDENT AUDITORS' CONSENT
EX-27 FDS